Exhibit 10.1

EXECUTION VERSION

£12,200,000,000

BRIDGE CREDIT AGREEMENT

Dated as of December 15, 2016

Among

21ST CENTURY FOX AMERICA, INC.

as Borrower

and

TWENTY-FIRST CENTURY FOX, INC.

as Parent Guarantor

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

GOLDMAN SACHS BANK USA,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

and

J.P. MORGAN EUROPE LIMITED

as Co-Administrative Agents

and

J.P. MORGAN EUROPE LIMITED

as Designated Agent

and

GOLDMAN SACHS BANK USA,

DEUTSCHE BANK SECURITIES INC.

and

JPMORGAN CHASE BANK, N.A.

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

Schedules

Schedule I – Commitments

Schedule II – Pricing Grid

Exhibits

Exhibit A - Form of Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Assumption

Exhibit D - Form of Closing Date Officer’s Certificate

Exhibit E - Form of Confidentiality and Front Running Letter

-iii-

BRIDGE CREDIT AGREEMENT

Dated as of December 15, 2016

21ST CENTURY FOX AMERICA, INC., a Delaware corporation (the “Borrower”), TWENTY-FIRST CENTURY FOX, INC., a Delaware corporation (the “Parent Guarantor”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, GOLDMAN SACHS BANK USA, DEUTSCHE BANK SECURITIES INC. and JPMORGAN CHASE BANK, N.A., as joint lead arrangers and joint bookrunners, GOLDMAN SACHS BANK USA, DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH and J.P. MORGAN EUROPE LIMITED as co-administrative agents (the “Co-Administrative Agents”) and J.P. MORGAN EUROPE LIMITED as designated agent (the “Designated Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer with respect to the number of acceptances to the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances.

“Acquisition Co” means any wholly-owned direct or indirect Subsidiary or Subsidiaries of the Borrower used to effectuate the Transactions.

“Act” has the meaning specified in Section 9.13.

“Adjusted Operating Income” of any Person means, for any period, without duplication, Consolidated operating income, plus Consolidated depreciation expense, plus Consolidated amortization expense, plus amortization of cable distribution investments, plus all Cash Dividends received by such Person other than from Subsidiaries, plus, to the extent included in operating income, any non-cash impairments or write-offs of depreciable or amortizable assets relating to property, plant, equipment or intangible assets or impairments or write-offs of goodwill, plus equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or retention charges (including charges or expenses in respect of incentive plans), plus restructuring and impairment charges or reserves and any restructuring and impairment costs (including recruiting costs, employee severance, contract termination and management and employee transition costs), provided that cash restructuring and impairment charges and cash restructuring and impairment costs added back pursuant this definition shall not exceed US$750,000,000 in an aggregate amount for any such period; provided, further, that any non-cash charges and/or costs which become cash charges and/or costs during any period shall also be included in the calculation of such aggregate amount for any such period, plus Transaction Costs, in each case, as determined in accordance with GAAP for such period. For purposes of calculating Adjusted Operating Income for any Rolling Period in connection with the determination of compliance with Section 5.03, if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or a Material Disposition, Adjusted Operating Income for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period; provided, that if (i) the Existing Credit Agreement remains in effect on the Closing Date and (ii) the definition of “Adjusted Operating Income” in the Existing Credit Agreement is not amended on or prior to the Closing Date to match this definition (other than this proviso), this definition shall on the Closing Date be automatically amended without the further action by any party hereto to match the definition of “Adjusted Operating Income” as set forth in the Existing Credit Agreement (as may be amended, refinanced or replaced) as in effect on the Closing Date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Designated Agent.

“Advance” means a Tranche 1 Advance or a Tranche 2 Advance, as appropriate.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of the Reporting Group shall be deemed not to be an Affiliate for purposes of this definition. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means any of the Arrangers, the Co-Administrative Agents, any Syndication Agent (if any) and the Designated Agent, and “Agents” means any two or more of the foregoing, as the context may require.

“Agreement” means this Bridge Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 9.01.

“Alternative Offer” has the meaning specified in Section 5.01(k)(x).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any similar laws, rules, and regulations of any member state of the European Union applicable to the Parent Guarantor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, the basis points (bps) per annum, which is applicable at such time with respect to Advances, as determined by reference to the then applicable Public Debt Rating as set forth in the Pricing Grid.

“Applicable Percentage” means, the basis points (bps) per annum, which is applicable at such time with respect to Commitments, as determined by reference to the then applicable Public Debt Rating as set forth in the Pricing Grid.

“Arrangers” means each of Goldman Sachs Bank USA, Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A.

“Asset Sale” means the sale or other disposition (including the sale of equity interests of any Subsidiary of a member of the Reporting Group or any Casualty Event) by one or more members of the Reporting Group of assets of the Reporting Group yielding Net Proceeds in excess of US$100,000,000 (it being agreed that distributing, licensing, syndicating, publishing and transmitting Content and similar arrangements in the ordinary course of business shall not constitute Asset Sales).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Designated Agent, in substantially the form of Exhibit C or any other form approved by the Designated Agent.

“Attributable Debt” means, at any time, in connection with any sale and leaseback transaction, the product of (i) the net proceeds from such sale and leaseback transaction times (ii) a fraction, the numerator of which is the number of days of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such calculation and the denominator of which is the number of days of the term of such lease measured from the first day of such term.

“Australia” means the Commonwealth of Australia.

“Australian Corporations Law” means the Corporations Act 2001 of Australia, as it may be amended from time to time.

“Availability Period” means, with respect to each Class, the period starting on the Closing Date and ending on the earliest of (a) in the case of the Tranche 1 Commitments, the date that is 120 days after the Closing Date, (b) in the case of the Tranche 2 Commitments, the date that is 120 days after the Closing Date, (c) the date which a Mandatory Cancellation Event occurs or exists, for the avoidance of doubt, on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists in the case of this clause (c) and (d) the date that is 120 days following the Long Stop Date.

“Available Target Amount” has the meaning specified in Section 2.04(d)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Borrower” has the meaning specified in the preamble.

“Borrower Information” has the meaning specified in Section 9.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Class made by each of the Lenders pursuant to Section 2.01.

“Borrowing Minimum” means £5,000,000.

“Borrowing Multiple” means £5,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or London and any day on which dealings in Sterling deposits are conducted by and between banks in the London interbank eurocurrency market.

“Capitalized Lease Obligations” has the meaning specified in clause (e) of the definition of “Debt”.

“Cash Dividends” means, all dividends, all purchases, redemptions, retirements, defeasances or other acquisitions of any capital stock or shares or any warrants, rights or options to acquire such capital stock or shares, in each case to the extent paid in cash by or on behalf of the issuer thereof, all returns of capital to stockholders or shareholders as such and all returns in respect of loan stock or any similar Investment, in each case to the extent paid in cash.

“Cash Equivalents” means any of the following, so long as they are owned free and clear of all Liens and have a maturity of not greater than two years from the date of issuance thereof: (a) readily marketable direct obligations of the United States, the United Kingdom or Australia or, in each case, any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States or unconditionally guaranteed by the government of the United Kingdom or Australia, (b) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P, (c) repurchase agreements with respect to obligations of the type referred to in clause (a) above with any securities dealers that are fully collateralized by such obligations, (d) certificates of deposit, bankers’ acceptances, variable-rate issuances, time deposits or eurocurrency deposits with any commercial bank that has a combined capital and surplus of at least US$1,000,000,000 or its equivalent in other currencies, (e) commercial paper that is rated at least P-1 (or the equivalent grade) by Moody’s or A-1 (or the equivalent grade) by S&P, (f) marketable short-term securities rated at least P-2 (or the equivalent grade) by Moody’s or A-2 (or the equivalent grade) by S&P, (g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least Aaa (or the equivalent grade) by Moody’s or AAA (or the equivalent grade) by S&P and (iii) have portfolio assets of at least US$5,000,000,000, (h) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt is rated at least Aa2 (or the equivalent grade) by Moody’s or AA (or the equivalent grade) by S&P, (i) auction-rate securities or similar securities that are rated at least Aa2 (or the equivalent grade) by Moody’s or AA (or the equivalent grade) by S&P with a maximum holding period of 90 days, for which the reset date will be used to determine the potential maturity date, (j) Debt issued by Persons with a rating of at least Aa2 (or the equivalent grade) by Moody’s or AA (or the equivalent grade) by S&P, (k) asset-backed securities that are rated at least Aa2 (or the equivalent grade) by Moody’s or AA (or the equivalent grade) by S&P and (l) other investments that qualify as “cash equivalents” as defined in GAAP.

“Casualty Event” means (a) any damage to, destruction of, or other casualty or loss involving, or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, in each case, any property or any asset of the Reporting Group.

“Certain Funds Default” means an Event of Default arising from any of the following with respect to the Borrower, the Parent Guarantor or any Acquisition Co (if any) only:

(a)      Section 6.01(a) as it relates to the payment of principal, interest or other fees under this Agreement;

(b)      Section 6.01(b) as it relates to a Certain Funds Representation;

(c)      Section 6.01(c) as it relates to a failure to perform Section 5.01(d) (excluding references to “franchises” therein);

(d)      Section 6.01(d) as it relates to the failure to perform any of the following covenants: (i) Section 5.01(k) (other than paragraph (viii), (ix) and (xiv) thereof), (ii) Section 5.02(a), (iii) Section 5.02(b) or (iv) Section 5.02(f)(ii);

(e)      Section 6.01(f), but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered;

(f)      Section 6.01(h); or

(g)      Section 6.01(i) as it relates to the Borrower ceasing to be a Subsidiary of the Parent Guarantor.

“Certain Funds Period” means the period commencing on the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; for the avoidance of doubt, the Certain Funds Period will end on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means:

(a)      where the Target Acquisition proceeds by way of a Scheme:

(i)        payment (directly or indirectly) of the cash price payable by the Parent Guarantor, the Borrower or any Acquisition Co (if any) to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by the Parent Guarantor, the Borrower or any Acquisition Co (if any);

(ii)       repayment (directly or indirectly) of any loan notes issued by the Parent Guarantor, the Borrower or any Acquisition Co (if any) to the holders of the Scheme Shares in consideration for such Scheme Shares being acquired pursuant to the Scheme;

(iii)      financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code; and

(iv)      financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; or

    (b) where the Target Acquisition proceeds by way of a Takeover Offer:

(i)        payment (directly or indirectly) of all or part of the cash price payable by the Parent Guarantor, the Borrower or any Acquisition Co (if any) to the holders of the Target Shares subject to the Takeover Offer in consideration of the acquisition of such Target Shares pursuant to the Takeover Offer;

(ii)       payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the operation by the Parent Guarantor, the Borrower or any Acquisition Co (if any) of the procedures contained in Sections 979 to 981 of the Companies Act 2006;

(iii)      financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code; and

(iv)      financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions.

“Certain Funds Representations” means each of the representations set out in Sections 4.01(a) (other than paragraph (ii)), (b)(i) and (ii) (but only as it relates to material applicable laws and the execution, delivery, incurrence of Debt and performance by each Loan Party of its payment obligations under this Agreement violating contractual restrictions contained in any agreement with respect to Debt of any Loan Party (other than any financial ratio test set forth therein with respect to the incurrence of Debt) in an outstanding principal amount in excess of US$400,000,000 (or, if the Existing Credit Agreement remains in effect on the Closing Date, (x) if the cross default amount in the Existing Credit Agreement has not been amended on or prior to the Closing Date US$250,000,000 or (y) if the cross default amount in the Existing Credit Agreement has been increased on or prior to the Closing Date, such increased amount, but not to exceed US$400,000,000)), (c)(i) (but only as it relates to receipt of required governmental authority approvals as of the Effective Date or the Closing Date relating to the due execution, delivery, recordation, filing or performance of this Agreement), (d), (h)(ii), (j), (m)(iii), (n) (but excluding the first and last sentences thereof), and (o) (but only to the extent Sections 4.01(n) and 4.01(o)(ii) relate to the then current actual method of the Target Acquisition) in each case only insofar as such representations apply to the Parent Guarantor, the Borrower or any Acquisition Co (if any).

“Certain Funds Termination Date” means the first date on which a Mandatory Cancellation Event occurs or exists.

“Change of Control” means (a)(i) the direct or indirect ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Parent Guarantor (irrespective of whether at the time capital stock of any other class or classes of the Parent Guarantor shall or might have voting power upon the occurrence of any contingency), or (y) the percentage of the then outstanding voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Parent Guarantor (irrespective of whether at the time capital stock of any other class or classes of the Parent Guarantor shall or might have voting power upon the occurrence of any contingency) owned on such date, directly or indirectly, beneficially by the Permitted Holders or (ii) during any period of twelve (12) consecutive months, the board of directors, managers or other governing body of the Parent Guarantor shall not consist of a majority of the Continuing Directors or (b) the Borrower shall cease to be a Subsidiary of the Parent Guarantor.

“City Code” means the City Code on Takeovers and Mergers.

“Class” means when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Tranche 1 Advances or Tranche 2 Advances. When used in reference to any Commitment, “Class” refers to whether such Commitment is a Tranche 1 Commitment or a Tranche 2 Commitment.

“Clean-Up Date” has the meaning specified in Section 6.01.

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived in accordance with Section 9.01), which in any event shall occur on or prior to the Long Stop Date.

“Closing Date Officer’s Certificate” means a certificate substantially in the form of Exhibit D hereto, dated as of the Closing Date, and signed by a Responsible Officer of the Borrower, certifying that:

(a)      there have been no changes since the Effective Date with respect to the matters previously certified pursuant to Section 3.01(c)(i), (ii) and (iii) (or otherwise providing updates to such certifications); and

(b)      the applicable requirements of Section 3.02(d) have been satisfied.

“Co-Administrative Agents” has the meaning specified in the preamble hereto.

“COF Rate” shall mean, with respect to any Advance, the rate of interest determined by each relevant Lender of that Advance and notified by such Lender to the Designated Agent as the rate of the cost of funding its participation in that Advance from whatever source it may reasonably select.

“Commitment” means the Tranche 1 Commitments and the Tranche 2 Commitments.

“Commitment Fees” has the meaning specified in Section 2.03(a).

“Communications” has the meaning specified in Section 9.02(b).

“Compliance Certificate” means a certificate executed by the chief financial officer or the executive vice president, finance of the Parent Guarantor delivered with financial statements in accordance with Section 5.01(i)(ii) and (iii) (a) stating that no Default has occurred and is continuing, (b) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and (c) in the event of any change in generally accepted accounting principles used in the preparation of the financial statements delivered with such Compliance Certificate, and if necessary for determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constitutive Documents” means, as to any Person, such Person’s certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, joint venture or shareholders’ agreement or equivalent documents constituting such Person.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Continuing Directors” means the directors, managers or equivalent body of the Parent Guarantor on the Effective Date and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s election to the board of directors, managers or other governing body of the Parent Guarantor is recommended, nominated or approved by a majority of the then Continuing Directors.

“Court” means the Companies Court in the Chancery Division of the High Court of Justice of England and Wales.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the Order of the Court sanctioning the Scheme.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP (other than (i) payables incurred in the ordinary course of business, (ii) royalties, (iii) Programming Liabilities and (iv) any purchase price or earn-out incurred in connection with an acquisition until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all Obligations of such Person evidenced by notes, bonds (other than performance and similar bonds), debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of the Obligations of such Person as lessee under leases that are, in accordance with GAAP, required to be accounted as capital leases on the balance sheet of such Person (“Capitalized Lease Obligations”; provided that any lease that was or would have been treated as an operating lease under GAAP as in effect on the Effective Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement), (f) all Obligations, contingent or otherwise, of such Person under banker acceptance, letter of credit, note purchase facility or other discounting arrangement or similar facilities (other than any letter of credit in support of (i) trade payables incurred in the ordinary course of business with an expiration date of not more than 180 days from the date of issuance thereof, (ii) royalties and (iii) Programming Liabilities), (g) all Debt of others referred to in clauses (a) through (f) above guaranteed by such Person (each, a “Debt Guaranty”), provided that, for purposes of this Agreement the Debt of such Person shall be equal to the obligations of such Person under the applicable Debt Guaranty as and to the extent that there is a demand for payment under such Debt Guaranty, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, valued at the lesser of the amount of such Debt and the fair market value of such property. Notwithstanding anything stated herein to the contrary, for the purposes of this Agreement the following shall not constitute “Debt”: (A) any Obligation owed between members of the Reporting Group, (B) any Obligation which is payable (i) by its terms in common equity securities or (ii) at the option of the Parent Guarantor or other member of the Reporting Group in common equity securities; provided that, during a Default and at the direction of the Designated Agent, such Parent Guarantor or member of the Reporting Group shall make such election to pay in common equity securities and (C) preferred limited liability membership interests (or equivalent interests) held by a third party, the proceeds of which are used to fund Content financing.

“Debt Guaranty” has the meaning specified in clause (h) of the definition of “Debt”.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.06(b).

“Defaulting Lender” means at any time, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Designated Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Designated Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Designated Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Designated Agent or the Borrower, to confirm in writing to the Designated Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Designated Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Designated Agent that a Lender is a Defaulting Lender under any one or more of clauses (a)

through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Agent” has the meaning specified in the preamble hereto.

“Designated Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Designated Agent’s Account” means the account of the Designated Agent as the Designated Agent may specify to the Borrower and the Lenders from time to time.

“Disposition” has the meaning specified in the definition of “Material Disposition”.

“Dollars” and “US$” each means the lawful currency of the United States.

“Dollar Equivalent” means, on any date, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any other currency the equivalent in Dollars of such currency determined by referring to spot rate provided by the WM/Reuters benchmark rates (or any successor or substitute thereof) at the closing of business day that is two Business Days prior to such date or, in the event such rate is no longer provided by the WM/Reuters benchmark rates or any successor or substitute thereof, at the rate of exchange determined by the Designated Agent in its reasonable discretion after consultation with the Borrower for exchanging such other currency for Dollars.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Duration Fees” has the meaning specified in Section 2.03(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 9.01).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding,

consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Designated Agent or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Designated Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or any successor page) as the London interbank offered rate for the applicable currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available for the applicable Interest Period but is available for periods that are shorter than and longer than such Interest Period, the rate per annum that results from interpolating on a linear basis between the rate for the longest available period that is shorter than such Interest Period and the shortest available period that is longer than such Interest Period with respect to such Advance, then the Eurocurrency Rate shall be such interpolated screen rate (the “Interpolated Rate”), by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period; provided, that, if the rate determined under clause (a) above shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Guaranty Debt” means, at any time, the excess, if any, of the aggregate Dollar Equivalent amount of all Debt Guaranties by members of the Reporting Group of Debt of Persons which are not members of the Reporting Group, over US$800,000,000.

“Excluded Taxes” has the meaning specified in Section 2.12(a).

“Existing Credit Agreement” means (a) the Amended and Restated Credit Agreement, dated as of May 21, 2015, among the Borrower, the Parent Guarantor, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as designated agent, and the other parties party thereto and (b) any agreement that amends, restates, modifies, replaces or refinances (with a revolving credit facility agreement) the foregoing.

“Existing Debt” has the meaning specified in Section 5.02(e)(i).

“Existing Liens” has the meaning specified in Section 5.02(a)(i).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal

Revenue Code, any intergovernmental agreement between the United States and any other jurisdiction to implement Sections 1471 through 1474 of the Internal Revenue Code (an “IGA”), and any law, regulation or other official guidance enacted in any jurisdiction implementing Sections 1471 through 1474 of the Internal Revenue Code or an IGA.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, or, if such rate is not so published for any day that is a Business Day, the quotations for such day on such transactions received by the Designated Agent from a Federal funds broker of recognized standing selected by it; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee and Syndication Letter” means that certain Fee and Syndication Letter, dated as of the date hereof, by and among, the Borrower, the Agents and the Initial Lenders.

“Film Special Purpose Vehicle” means any Special Purpose Vehicle established for the sole purpose of financing, producing, distributing, acquiring, marketing, licensing, syndicating, publishing, transmission or other exploitation of Content.

“Financial Advisor” has the meaning specified in Section 9.16(b).

“Financing Subsidiary” means each Subsidiary of the Parent Guarantor organized solely for the purpose of providing financing for the members of the Reporting Group and holding no assets other than loans or advances to other members of the Reporting Group, cash and Cash Equivalents and immaterial amounts of other assets.

“Fitch” means Fitch, Inc.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” has the meaning specified in Section 1.03.

“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Costs” has the meaning specified in Section 9.15(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated as of on or about the Effective Date and to be used in connection with the syndication of the Commitments.

“Initial Lenders” has the meaning specified in the preamble.

“Interest Period” means, for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, twelve months, as the Borrower may, upon notice received by the Designated Agent not later than 11:00 A.M. (New York City Time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)         the Borrower may not select any Interest Period with respect to any Class that ends after the final Termination Date for such Class;

(b)	Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c)

in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the Business Day prior to the first day of such Interest Period, each Lender notifies the Designated Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d)

whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e)

whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interpolated Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Investment” in any Person means any loans or advances to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other similar investment in such Person, including, without limitation (but without duplication), any arrangement pursuant to which the investor issues any Debt Guaranty or incurs any Debt of the type referred to in clause (i) of the definition of Debt in respect of such Person, but excluding (a) any Negative Pickup Arrangement and (b) advances made to suppliers in respect of assets purchased or services contracted for in the ordinary course of business, or the acquisition of receivables owing to any member of the Reporting Group from and the making of advances to, suppliers, producers, customers and individuals constituting the “talent” of such Person to the extent that such advance or acquisition is made (A) in the ordinary course of business of such Person and is consistent with the commercial practices of such Person prior to the date hereof or (B) is consistent with commercially reasonable practices at such time and is payable or dischargeable in accordance with customary terms.

“Investment Preferred Stock” means Preferred Stock issued by any Financing Subsidiary of the Parent Guarantor and guaranteed by the Parent Guarantor that would be classified as equity of the Parent Guarantor under GAAP and that is issued with an aggregate liquidation preference not exceeding US$450,000,000 (or, if the Existing Credit Agreement remains in effect on the Closing Date, (x) if the corresponding amount in the Existing Credit Agreement has not been amended on or prior to the Closing Date, US$345,000,000 and (y) if the corresponding amount in the Existing Credit Agreement has been increased on or prior to the Closing Date, such increased amount, but not to exceed US$450,000,000).

“Lenders” means the Initial Lenders and each Person that shall become a party hereto as a Lender pursuant to Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Document” means this Agreement and any Notes entered into in connection herewith.

“Loan Parties” means the Borrower and the Parent Guarantor.

“Long Stop Date” means October 15, 2018.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a)        where the Target Acquisition proceeds by way of a Scheme:

   (i)      a Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the requisite majority of the Scheme Shareholders at such Court Meeting;

   (ii)      a General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the shareholders of the Target at such General Meeting;

   (iii)     applications for the issuance of the Court Order are made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

   (iv)     the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court;

   (v)      a Court Order is issued but not filed with the Registrar within five Business Days of (a) its issuance or (b), if first required by HMRC and the Registrar, its stamping;

   (vi)     the date which is 15 days after the Scheme Effective Date; or

   (vii)    the Long Stop Date,

unless, in respect of clauses (i) to (v) inclusive above, for the purpose of switching from a Scheme to a Takeover Offer, within five Business Days of such event the Borrower has notified the Designated Agent it intends to issue, and then within ten Business Days after delivery of such notice does issue, an Offer Press Announcement (in which case no Mandatory Cancellation Event shall have occurred);

    (b) where the Target Acquisition proceeds by way of a Takeover Offer:

   (i)       such Takeover Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from a Takeover Offer to a Scheme, within 5 Business Days of such event the Borrower has notified the Designated Agent it intends to issue, and then within 10 Business Days after delivery of such notice does issue, a Press Release (in which case no Mandatory Cancellation Event shall have occurred);

   (ii)      the date which is eight weeks after the date (or to the extent necessary to address a minority shareholder’s application to Court in protest thereof on or prior to the end of such initial eight week period, fourteen weeks after the date) that the Parent Guarantor, the Borrower or any Acquisition Co (if any) serves the last remaining notice under Section 979 of the Companies Act 2006 to buy out any such minority shareholders;

   (iii)     the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds;

   (iv)     the date falling 120 days after the Closing Date; or

   (v)      the Long Stop Date, unless the Closing Date has occurred on or prior thereto.

“Material Acquisition” means any acquisition of assets or series of related acquisitions of assets (including by way of merger) which (a) constitutes assets comprising that portion of the common stock or other equity interests of, or all or a substantial part of the assets of any Person which results in such Person becoming a Consolidated Subsidiary of the Parent Guarantor, or a business unit or division of, any Person and (b) involves the payment of consideration by the Parent Guarantor and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of 10% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Material Adverse Change” means any material adverse change in the business, operations, financial condition or properties of the Reporting Group taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or properties of the Reporting Group taken as a whole, (b) the rights and remedies of the Designated Agent or the Lenders, taken as a whole, under this Agreement or (c) the ability of the Borrower to perform its payment Obligations under this Agreement.

“Material Disposition” means any sale, lease, assignment, conveyance, transfer or other disposition (a “Disposition”) of property or series of related Dispositions of property which yields gross proceeds to the Parent Guarantor or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of 10% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions of the Scheme or Takeover Offer (as the case may be) compared to the terms and conditions that are included in the draft of the Press Release or Offer Press Announcement (as the case may be) delivered pursuant to Section 3.01(d) that is materially adverse to the interests of the Lenders, it being acknowledged (except as otherwise agreed in writing by the Arrangers) that a change to the consideration (other than to the extent the consideration consists of cash (in an amount per Target Share not greater than the amount already offered), common stock of the Parent Guarantor or a combination of the two) for the Target Shares would be materially adverse to the Lenders, but that a waiver of a pre-condition which then becomes a condition to be satisfied in connection with the Target Acquisition would not be materially adverse to the interests of the Lenders, and provided that any modification, amendment or waiver required pursuant to the City Code or by a court of competent jurisdiction or the Panel shall not be a Materially Adverse Amendment.

“Minimum Acceptance Condition” means an Acceptance Condition which shall not be capable of being satisfied unless acceptances have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by the Parent Guarantor, the Borrower or any Acquisition Co (if any), result in the Parent Guarantor (directly or indirectly) holding shares representing, in any case, more than 50% of all Target Shares on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pickup Arrangements” means arrangements entered into in the ordinary course of business for the production and/or acquisition of some or all of the rights to Content.

“Net Proceeds” means:

    (a)      with respect to any Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Debt that is secured by such asset or that is required to be repaid in connection with the sale thereof (other than Advances), (B) the fees and expenses incurred by the Reporting Group in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Reporting Group in connection with such transaction, and (D) the amount of reserves established by the Reporting Group in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; provided that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Proceeds;

    (b)      with respect to the borrowing, incurrence, issuance, offering or placement of Debt, the excess, if any, of (i) cash received by the Reporting Group in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Reporting Group in connection with such issuance, offering or placement; and

    (c)      with respect to the issuance of equity interests, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Reporting Group in connection with such issuance.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice” has the meaning specified in Section 9.02(c).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and all other amounts payable by any Loan Party under this Agreement.

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means a press announcement released by or on behalf of the Borrower announcing that the Target Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.

“Original Offer” has the meaning specified in Section 5.01(k)(x).

“Original Offer Press Announcement” has the meaning specified in Section 5.01(k)(i).

“Original Press Release” has the meaning specified in Section 5.18(k)(i).

“Operating Income Leverage Ratio” has the meaning specified in Section 5.03.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a former or present connection between such recipient and the jurisdiction imposing the Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Panel” means the Panel on Takeovers and Mergers.

“Parent Guarantor” has the meaning specified in the preamble.

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Film Financing” means Debt and equity financing arrangements with third parties for the financing, production, distribution, acquisition, marketing, licensing, syndication, publishing, transmission or other exploitation of Content by any Person in which any interest held by a member of the Reporting Group is held through a Film Special Purpose Vehicle and as to which no member of the Reporting Group has incurred any Debt other than through such Film Special Purpose Vehicle.

“Permitted Holders” means (x) K. Rupert Murdoch, his wife, parent or more remote forebear, child or more remote issue, or brother or sister or child or more remote issue of a brother or sister or any trusts established for the benefit of one or more of the foregoing; or (y) any Person directly or indirectly controlled by one or more of the members of the Murdoch Family described in clause (x) above.

“Permitted Liens” means any of the following: (a) any Lien that arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Reporting Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Debt or arises otherwise than due to deferment of payment of purchase price); (b) Liens arising by operation of law and in the ordinary course of business, including Liens for Taxes that are either (i) not yet overdue or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP; (c) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (d) any Lien with respect to documents of title to any asset or over cash paid to purchase such asset, to the extent arising from the delivery thereof to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset, provided that (i) such agreement or arrangement is not in respect of Debt described in clause (a) or (c) of the definition of Debt of any member of the Reporting Group, (ii) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (iii) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under this Agreement; (e) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (f) Liens to secure performance bonds incurred in the ordinary course of business; (g) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity that holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (h) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (i) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes, (j) any banker’s right of set off or combination of accounts conferred in the ordinary course of banking arrangements, (k) Liens consisting of pledges or deposits of cash or securities made to secure the performance of bids, trade contracts (other than for borrowed money), leases or subleases, statutory obligations, utilities, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business and (l) Liens consisting of pledges or deposits of cash or securities made to secure swaps and other derivatives entered into by the Borrower or its Subsidiaries to hedge against risk arising in the ordinary course of business in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes); provided that, in the case of clause (a) and (c) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(d).

“Post-Petition Interest” has the meaning specified in Section 7.05(b).

“Preferred Stock” means, with respect to any corporation, capital stock or shares issued by such corporation that is entitled to a preference or priority over any other capital stock or shares issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Press Release” means a press announcement released by or on behalf of the Borrower announcing that the Target Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Scheme.

“Pricing Grid” means the pricing grid set forth on Schedule II.

“Primary Currency” has the meaning specified in Section 9.12(b).

“Programming Liabilities” means all Obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise exploit Content, other than any such Obligations for Debt described in clause (a) of the definition of Debt and Debt Guaranties of such Debt.

“Public Debt Rating” has the meaning set forth in the Pricing Grid.

“Public Senior Debt” means Senior Debt of any member of the Reporting Group that is registered pursuant to a registration statement filed with the U.S. Securities and Exchange Commission or any comparable national or state regulatory or governmental body in any jurisdiction of the United States or otherwise, plus any Senior Debt that any member of the Reporting Group has issued and provided registration rights to the holders of such privately placed securities in connection with such issuance.

“Qualifying Committed Financing” means any committed but unfunded loan facility (including any amendment to an existing loan facility) for the stated purpose of financing the Transactions which has conditions to availability thereunder that are no more restrictive to the borrower thereunder than the conditions precedent set forth in Section 3.02 and Section 3.03 hereto.

“Quarterly Date” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Redeemable” means, with respect to any capital stock or shares, any such capital stock or shares that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder, provided that no such capital stock or shares shall be considered to be Redeemable, or to be Debt, solely pursuant to clause (a) or (b) hereof if the issuer’s undertaking to redeem any such capital stock or shares may be satisfied in full, at its option, by the delivery to the holders thereof of ordinary shares of the Parent Guarantor.

“Reference Bank” means such entities as may be appointed by the Designated Agent in consultation with the Borrower and with the consent of such entity.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Designated Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank eurocurrency market in Sterling and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size for that period; provided that at least two Reference Banks shall have supplied the requested rates.

“Register” has the meaning specified in Section 9.07(c).

“Registrar” means the Registrar of Companies for England and Wales.

“Reinvestment Period” means, with respect to any Net Proceeds received in connection with any Asset Sale, the period of twelve months following the receipt of such Net Proceeds; provided that, in the event that, during such twelve-month period, a member of the Reporting Group enters into a binding commitment to reinvest any Net Proceeds, the Reinvestment Period with respect to such Net Proceeds shall be the period of 18 months following the receipt of such Net Proceeds; provided, further, that, with respect to any sale or lease of any FCC license pursuant to the FCC spectrum auction process that constitutes an Asset Sale, the “Reinvestment Period” shall (unless any Tranche 1 Advance is outstanding) be the period of 18 months following the receipt of Net Proceeds with respect thereto and, in the event that, during such 18-month period, a member of the Reporting Group enters into a binding commitment to reinvest any such Net Proceeds, the Reinvestment Period with respect to such Net Proceeds shall be the period of 24 months following the receipt of such Net Proceeds.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reporting Group” means the Parent Guarantor and its Subsidiaries.

“Required Lenders” means (a) from the Effective Date until the Closing Date, Lenders having unused Commitments representing more than 50% of the sum of the aggregate unused Commitments at such time (excluding for purposes of any such calculation the unused Commitments of Defaulting Lenders) and (b) from the Closing Date and thereafter, Lenders holding more than 50% of the unused Commitments and aggregate outstanding principal amount of Advances at such time (excluding for purposes of any such calculation the unused Commitments and outstanding Advances of Defaulting Lenders).

“Required Tranche 1 Lenders” means (a) from the Effective Date until the Closing Date, Lenders having unused Tranche 1 Commitments representing more than 50% of the sum of the aggregate unused Tranche 1 Commitments at such time (excluding for purposes of any such calculation the unused Tranche 1 Commitments of Defaulting Lenders) and (b) from the Closing Date and thereafter, Lenders holding more than 50% of the unused Tranche 1 Commitments and aggregate outstanding principal amount of Tranche 1 Advances at such time (excluding for purposes of any such calculation the unused Tranche 1 Commitments and outstanding Tranche 1 Advances of Defaulting Lenders).

“Required Tranche 2 Lenders” means (a) from the Effective Date until the Closing Date, Lenders having unused Tranche 2 Commitments representing more than 50% of the sum of the aggregate unused Tranche 2 Commitments at such time (excluding for purposes of any such calculation the unused Tranche 2 Commitments of Defaulting Lenders) and (b) from the Closing

Date and thereafter, Lenders holding more than 50% of the unused Tranche 2 Commitments and aggregate outstanding principal amount of Tranche 2 Advances at such time (excluding for purposes of any such calculation the unused Tranche 2 Commitments and outstanding Tranche 2 Advances of Defaulting Lenders).

“Responsible Officer” means of the following Persons: the chief financial officer, chief executive officer, executive vice president, finance, the treasurer, executive vice presidents, senior vice presidents or any other executive officer of either of the Parent Guarantor or the Borrower, or the Group General Counsel of the Parent Guarantor.

“Rolling Period” means, for any fiscal quarter, such fiscal quarter and the preceding three fiscal quarters. Any reference in Section 5.03 of this Agreement to a Rolling Period ending on any specified date shall be construed as a reference to the Rolling Period ending closest in time to such date.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheme” means a scheme of arrangement under Part 26 of the Companies Act 2006 between Target and the Scheme Shareholders pursuant to which the Parent Guarantor, the Borrower or any Acquisition Co (if any) will become the holder of all of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.

“Scheme Circular” means the document issued by or on behalf of the Target to shareholders of the Target setting out the terms and conditions of and an explanatory statement in relation to the Scheme, stating the recommendation of the Target Acquisition and the Scheme to the shareholders of the Target by the independent directors of the Target and setting out the notices of the Court Meeting and the General Meeting as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Scheme Documents” means, collectively, (a) the Scheme Circular, (b) the Press Release, (c) the Scheme Resolutions and (d) any other document issued by or on behalf of Target to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” by the Designated Agent and the Parent Guarantor, the Borrower or any Acquisition Co (if any).

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of the Target to the Registrar.

“Scheme Resolutions” means the resolutions of the shareholders of the Target which are required to implement the Scheme and which are referred to and substantially in the form set out in the Scheme Circular and which are to be proposed at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with its terms.

“Senior Debt” means all Debt of the Reporting Group that does not provide by its terms that it is subordinate in right of payment to the Obligations of the Loan Parties under this Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Vehicle” means a Person that is, or was, established: (a) with a separate legal identity and limited liability; (b) as a member of the Reporting Group; and (c) for the sole purpose of a single transaction, or series of related transactions, and that has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

“Sterling Equivalent” means, on any date, (a) with respect to any amount in Sterling, such amount, and (b) with respect to any other currency the equivalent in Sterling of such currency determined by referring to spot rate provided by the WM/Reuters benchmark rates (or any successor or substitute thereof) at the closing of business day that is two Business Days prior to such date or, in the event such rate is no longer provided by the WM/Reuters benchmark rates or any successor or substitute thereof, at the rate of exchange determined by the Designated Agent in its reasonable discretion after consultation with the Borrower for exchanging such other currency for Sterling.

“Subject Affiliate” has the meaning specified in Section 5.01(h).

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means (a) any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock, voting shares, ordinary shares or other interest having ordinary voting power to elect a majority of the board of directors or otherwise control the policies of such corporation, partnership, joint venture, trust or estate (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) in relation to any Person that is, or becomes, subject to the Australian Corporations Law, (i) a “subsidiary” of such Person as defined in and for the purposes of the Australian Corporations Law, (ii) if such Person has appointed or is in a position to appoint one or more directors of another corporation and that director or those directors are in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a meeting of directors of that other corporation, such other corporation, and (iii) where the expression is used in this Agreement in connection with the content or preparation of consolidated financial statements (as defined in the Australian Corporations Law), any “Entity” (as defined in Section 64A of the Australian Corporations Law) that such Person is taken to control (as defined in Section 50AA of the Australian Corporations Law) and (c) in the case of a Person that is an English company, any other Person that is a “subsidiary” of such Person as defined pursuant to Section 736 of the English Companies Act 1985.

“Subsidiary Guarantor” has the meaning specified in Section 5.01(j).

“Subsidiary Guaranty” has the meaning specified in Section 5.01(j).

“Syndication Agent” means any Lender (or its Affiliate) appointed by the Borrower in consultation with the Arrangers as a “Syndication Agent”.

“Takeover Offer” means an offer (within the meaning of Section 974 of the Companies Act 2006) by the Parent Guarantor, the Borrower or any Acquisition Co (if any) in accordance with the City Code to acquire all of the Target Shares not already held by it at the date of the offer (within the meaning of Section 975 of the Companies Act 2006), substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).

“Takeover Offer Document” means the document issued by or on behalf of the Parent Guarantor, the Borrower or any Acquisition Co (if any) and dispatched to shareholders of the Target in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer and reflecting the Offer Press Announcement in all material respects as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.

“Target” means Sky plc, incorporated in England and Wales with registered number 02247735.

“Target Acquisition” means the acquisition by the Parent Guarantor, the Borrower or any Acquisition Co (if any) of all the outstanding equity interests in Target which are subject to the Scheme or Takeover Offer (as the case may be) pursuant to the Offer Documents or Scheme Documents, as applicable, which acquisition will be effected pursuant to a Scheme or a Takeover Offer.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means all of the issued and to be issued ordinary share capital of the Target at the date of the offer.

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its Subsidiaries on a Consolidated basis at such date less goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means (a) in the case of Tranche 1 Advances, the date that is 364 days after the Closing Date or, if the date that is 364 calendar days following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 364 calendar days following the Closing Date or (b) in the case of the Tranche 2 Advances, the date that is 180 calendar days following the Closing Date or, if the date that is 180 calendar days following the Closing Date is not a Business Day, the Business Day immediately preceding the date that is 180 calendar days following the Closing Date.

“Tranche 1 Advance” means an advance by a Lender pursuant to its Tranche 1 Commitment to the Borrower as part of a Borrowing.

“Tranche 1 Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01, as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 1 Commitment is (a) the amount set forth in the column labeled “Tranche 1 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Designated Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.04. As of the Effective Date, the aggregate amount of the Tranche 1 Commitments is £7,700,000,000.

“Tranche 2 Advance” means an advance by a Lender pursuant to its Tranche 2 Commitment to the Borrower as part of a Borrowing.

“Tranche 2 Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01, as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 2 Commitment is (a) the amount set forth in the column labeled “Tranche 2 Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Designated Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.04. As of the Effective Date, the aggregate amount of the Tranche 2 Commitments is £4,500,000,000.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Parent Guarantor, the Borrower or any Acquisition Co (if any) in connection with the Transactions to be consummated on the Effective Date and Closing Date, as applicable.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, (b) the consummation of the Target Acquisition and (c) the payment of the Transaction Costs.

“United States” has the meaning specified in Section 2.12(d).

“United States person” has the meaning specified in Section 2.12(d).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02      Computation of Time Periods.    In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03      Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States in effect from time to time (“GAAP”); provided that, to the extent there is any change in GAAP that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, then upon the written request of the Borrower or the Required Lenders, the Borrower, the Designated Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change as if such change had not occurred (and until such amendment becomes effective, all calculations in respect of Section 5.03 shall be made in accordance with GAAP prior to giving effect to such change); provided that the provisions of this Agreement shall not give effect to such amendment until the effective date of such amendment.

Section 1.04      Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all governmental authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01      The Advances.    Each Lender severally agrees, on the terms and conditions hereinafter set forth:

(a)        to make Tranche 1 Advances denominated in Sterling to the Borrower (i) in the event that the Target Acquisition is consummated pursuant to a Scheme, on one date during the applicable

Availability Period and (ii) in the event that the Target Acquisition is consummated pursuant to an Offer, from time to time on any Business Day during the applicable Availability Period, in each case in an aggregate principal amount not to exceed such Lender’s outstanding Tranche 1 Commitment immediately prior to the making of such Tranche 1 Advance; and

(b)        to make Tranche 2 Advances denominated in Sterling to the Borrower (i) in the event that the Target Acquisition is consummated pursuant to a Scheme, on one date during the applicable Availability Period and (ii) in the event that the Target Acquisition is consummated pursuant to an Offer, from time to time on any Business Day during the applicable Availability Period, in each case in an aggregate principal amount not to exceed such Lender’s outstanding Tranche 2 Commitment immediately prior to the making of such Tranche 2 Advance; provided, that no Tranche 2 Advances may be drawn unless, upon or after giving effect to the making of such Tranche 2 Advances (together with any concurrent Tranche 1 Advances), there are no undrawn Tranche 1 Commitments outstanding.

Each Borrowing shall be in an aggregate amount equal to the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Advances of the same Class made on the same day by the Lenders ratably according to their respective relevant Commitments. Upon the making of any Advance by a Lender, such Lender’s Commitment will be permanently reduced by the aggregate principal amount of such Advance. The Borrower may prepay Advances pursuant to Section 2.08; provided, that Advances may not be reborrowed once repaid.

Section 2.02      Making the Advances.  (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (London time) on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Designated Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, telecopier or other electronic communication in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) aggregate amount of such Borrowing, (iii) Class of Advances comprising such Borrowing and (iv) initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Eurocurrency Lending Office to the Designated Agent at the Designated Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Designated Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Designated Agent will make such funds available to the Borrower at the Designated Agent’s address referred to in Section 9.02.

(b)        The Advances may not be outstanding as part of more than 15 separate Borrowings.

(c)        Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)        Unless the Designated Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Designated Agent such Lender’s ratable portion of such Borrowing, the Designated Agent may assume that such Lender has made such portion available to the Designated Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Designated Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Designated Agent, such Lender and the Borrower severally agree to repay to the Designated Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Designated Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Designated Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and any interest paid by such Lender shall be paid to the Borrower for any period where the Borrower has made payments under this subsection).

(e)        The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03      Fees.    (a) Commitment Fee.    The Borrower agrees to pay to the Designated Agent, for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), non-refundable commitment fees (the “Commitment Fees”) from the date that is 90 days after the Effective Date through and including the date of termination of the Commitments in full, at a rate per annum equal to the Applicable Percentage per annum on the aggregate daily amount of such Lender’s unused Commitments during such period. Commitment Fees accrued through and including each Quarterly Date shall be payable on such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided, that all such accrued and unpaid fees shall be payable on the date on which the Commitments terminate in their entirety or are otherwise reduced to zero.

(b)        Duration Fee.  The Borrower will pay to the Designated Agent for the account of each Lender non-refundable duration fees (the “Duration Fees”) on each date set forth below in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of Advances and undrawn Commitments held by such Lender on such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

(c)        Additional Fees.  The Borrower shall pay to the Designated Agent and Arrangers for their account (or that of their applicable Affiliate) such fees as may be agreed between any of the Borrower and the Designated Agent, Arrangers and/or Agents pursuant to the Fee and Syndication Letter.

Section 2.04      Termination or Reduction of the Commitments; Mandatory Prepayments and Commitment Reductions.  (a)  The Borrower shall have the right, upon at least three Business Days’ notice to the Designated Agent, to terminate in whole or permanently reduce ratably in part the unused portions of any Class of Commitments of the Lenders; provided, that each partial reduction shall be in the aggregate amount of £25,000,000 or an integral multiple of £5,000,000 in excess thereof; provided further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

(b)        Unless previously terminated, (i) the Tranche 1 Commitments shall terminate in full at 11:59 p.m. (New York City Time) on the earliest of (w) the date falling 120 days after the Closing Date, (x) the Long Stop Date, if the Closing Date has not occurred on or prior thereto, (y) the Certain Funds Termination Date and (z) the date on which all of the Certain Funds Purposes have been achieved without the making of any Advances and (ii) the Tranche 2 Commitments shall terminate in full at 11:59 p.m. (New York City Time) on the earliest of (w) the date falling 120 days after the Closing Date, (x) the Long Stop Date, if the Closing Date has not occurred on or prior thereto, (y) the Certain Funds Termination Date and (z) the date on which all of the Certain Funds Purposes have been achieved without the making of any Advances. Any termination or reduction of the Commitments shall be permanent.

(c)        The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Designated Agent (which shall promptly notify the Lenders thereof); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Designated Agent or any Lender may have against such Defaulting Lender.

(d)        Mandatory Prepayments and Commitment Reductions.  Following the Effective Date (or, in the case of clause (iv) below, following the end of the Certain Funds Period), unused outstanding Commitments shall be reduced and outstanding Advances of a Class shall be prepaid, in each case, on a Sterling-for-Sterling basis (with amounts received in non-Sterling currencies to be converted by the Borrower to the Sterling Equivalent for purposes of this calculation) on the date of (in the case of a reduction of Commitments) or within five Business Days of (in the case of a prepayment of Advances) receipt by any member of the Reporting Group of any Net Proceeds (or in the case of clause (i)(y) below, Commitments) referred to in this paragraph (d) (or, in the case of clause (iv) below, as provided in such clause) by or with an amount equal to:

(i)        (x) 100% of the Net Proceeds received (including into an Escrow Account) by such member of the Reporting Group from the incurrence of Debt (excluding (A) intercompany debt among members of the Reporting Group, (B) borrowings under the Borrower’s Existing Credit Agreement or any revolving facility in replacement thereof in an amount up to US$2,000,000,000, (C) any other ordinary course borrowings under existing working capital or overdraft facilities, (D) issuances of commercial paper, (E) purchase money indebtedness incurred in the ordinary course of business, (F) indebtedness with respect to capital leases incurred in the ordinary course of business and Capitalized Lease Obligations incurred in connection with the leasing of satellite transponders, (G) Debt of the Borrower incurred to refinance, repurchase, repay, redeem or defease the Borrower’s Debt in respect of its $350 million 7.25% Senior Debentures due May 18, 2018, $250 million 8.25% Senior Debentures due August 10, 2018 and/or $700 million of 6.90% Senior Notes due March 1, 2019, in each case, to the extent such Debt is scheduled to mature within twelve months of the date of such incurrence, (H) any Permitted Film Financing, (I) any Investment Preferred Stock, (J) any Negative Pickup Arrangements, (K) Debt incurred under the existing revolving and term loan facilities of Yankees Entertainment and Sports Network and any refinancing thereof, in each case, so long as the aggregate principal amount thereof does not to exceed US$2,500,000,000 and such Debt is non-recourse with respect to any Loan Party and (L) other Debt (except any Debt incurred to finance the Transactions) in an amount not to exceed US$500,000,000 in the aggregate) and (y) the aggregate amount of commitments received in respect of any Qualifying Committed Financing (it being understood that following the effectiveness of such Commitment reduction and solely to the extent of the amount thereof, there shall be no duplicative prepayment of Advances from subsequent proceeds (up to such amount) received from such Qualified Committed Financing pursuant to clause (d)(i)(x)) of this Section 2.04);

(ii)        100% of the Net Proceeds received (including into an Escrow Account) from the issuance of any equity interests (including any equity-linked securities, hybrid securities and debt securities which are convertible into equity) by any member of the Reporting Group (other than (A) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances of equity as consideration for any acquisition or other Investment, (C) issuances of equity interests of any Foreign Subsidiaries, (D) issuances of equity interests of Domestic Subsidiaries yielding Net Proceeds not to exceed US$500,000,000 in the aggregate and (E) issuances in connection with the purchase price payable with respect to the Transactions);

(iii)        100% of the Net Proceeds received (including into an Escrow Account) by such member of the Reporting Group from Asset Sales outside the ordinary course of business (except for (A) Asset Sales between or among members of the Reporting Group and (B) Asset Sales, the Net Proceeds of which do not exceed US$500,000,000 in the aggregate); provided that if no Event of Default exists and the Borrower shall deliver to the Designated Agent a certificate of a Responsible Officer of the Borrower to the Designated Agent promptly following receipt of any such Net Proceeds setting forth the Reporting Group’s intention to use any portion of such Net Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair tangible or intangible assets useful in the business of the Reporting Group or to acquire equity interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person engaged in a business of a type that the Reporting Group would not be prohibited, pursuant to Section 5.02(d), from conducting, in each case within the Reinvestment Period, such portion of such Net Proceeds shall not constitute Net Proceeds except to the extent not, within the Reinvestment Period, so used (or with respect to a Casualty Event in each case within such period as shall be reasonably required to repair, replace or reinstate the affected assets); and

(iv)        within ten Business Days of the first Business Day following the end of the Certain Funds Period on which the Borrower would be permitted under applicable law and the Target’s and/or its Subsidiaries’ constitutional documents to cause (including pursuant to intercompany loans permitted following the taking of the applicable actions referred to in Section 5.01(k)(xii)) the Target and/or its Subsidiaries’ cash and Cash Equivalents to be paid or distributed to the Borrower and used for the prepayment of the Advances (the amount of such cash and Cash Equivalents, the “Available Target Amount”), an amount equal to 100% of the Available Target Amount, whether or not the Borrower in fact causes the payment or distribution of the Available Target Amount or satisfies such prepayment obligations using such alternative funds.

All mandatory prepayments and Commitment reductions (a) in respect of clauses (i), (ii) and (iii) above shall be applied: first to the Tranche 1 Commitments, second to the Tranche 1 Advances, third to the Tranche 2 Commitments and fourth to the Tranche 2 Advances and (b) in respect of clause (iv) above shall be applied: first to the Tranche 2 Commitments and second to the Tranche 2 Advances.

All mandatory prepayments and Commitment reductions will be applied without penalty or premium (except for breakage costs and accrued interest, if any) and will be applied pro rata among the Lenders of the applicable Class of Advances (or, if applicable, Class of Commitments); provided, that such reduction of the Commitments or prepayment of Advances, as applicable, of Lenders which are Affiliates of each other may be allocated between such affiliated Lenders as they may otherwise determine; and provided, further, that such Lenders shall provide the Designated Agent with prompt notice of such allocation. For the avoidance of doubt, mandatory prepayments of the Advances may not be reborrowed.

Section 2.05      Repayment of Advances.  The Borrower shall repay to the Designated Agent for the ratable account of each Lender of the applicable Class on the Termination Date applicable to such Lender of such Class the aggregate principal amount of the Advances under such Class made by such Lender and then outstanding.

Section 2.06      Interest on Advances.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum: a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Advance shall be paid in full.

(b)        Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), the Designated Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid (and, in the case of an Event of Default under 6.01(a), overdue) principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Designated Agent.

Section 2.07    Interest Rate Determination.    (a)    The Designated Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Designated Agent for purposes of Section 2.06(a).

(b)        If the Required Lenders notify the Designated Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Advances for such Interest Period, the Designated Agent shall forthwith so notify the Borrower and the Lenders, whereupon the Borrower will, on the last day of the then existing Interest Period therefor, prepay such Advances or consent to the maintenance of such Advances at the COF Rate.

(c)        If the Borrower shall fail to select the duration of any Interest Period for any Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Designated Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, automatically convert to a new Advance with an Interest Period of one month’s duration.

(d)        Upon the occurrence and during the continuance of any Event of Default and the election of the Required Lenders, the obligation of the Lenders to make Advances, shall be suspended.

(e)         If Reuters Screen LIBOR01 or LIBOR02 Page (or any successor page) is unavailable and the Interpolated Rate cannot be determined,

(i)        the Designated Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Advances, and

(ii)        the Eurocurrency Rate shall be deemed to be the Reference Bank Rate for a period equal in length to the Interest Period of such Advance; provided that if no Reference Bank Rate is available for the Interest Period, the Eurocurrency Rate shall be deemed to be the COF Rate.

Section 2.08      Optional Prepayments of Advances.  The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment to the Designated Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(d); provided, further, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.

Section 2.09      Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.09 any such increased costs resulting from Taxes imposed on or with respect to any payment by the Borrower or the Parent Guarantor under any Loan Document or Other Taxes (as to which Section 2.12 shall govern) or Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Designated Agent), pay to the Designated Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (i) before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) such Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower and the Designated Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)         If any Lender reasonably determines that compliance with any law, rule, regulation or treaty or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Designated Agent), the Borrower shall pay to the Designated Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend; provided, however, that before making any such demand, each Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. A certificate as to such amounts submitted to the Borrower and the Designated Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. Any Lender making a claim for compensation under this Section 2.09 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.17.

(d)        For the avoidance of doubt, this Section 2.09 shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, in each case, regardless of the date adopted, issued, promulgated or implemented.

Section 2.10      Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Designated Agent that the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder, the obligation of the Lenders to make Advances shall be suspended until the Designated Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such suspension, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Advances or to continue to fund or maintain Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If any of the circumstances set forth above arise with respect to Advances, such Advances shall be made or maintained, as applicable, at a rate for short-term borrowings of Sterling determined in a customary manner in good faith by the Designated Agent. Any Lender that is prohibited from performing its obligations to make Advances or to continue to fund or maintain Advances may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.17.

Section 2.11      Payments and Computations.    (a)    The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Sterling to the Designated Agent at the Designated Agent’s Account in same day funds. The Designated Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 9.04(d)) to the Lenders for the account of their respective Eurocurrency Lending Offices, and like funds relating to the payment of any other amount payable to any

Lender to such Lender for the account of its Eurocurrency Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Designated Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender (other than against the amount of any Advance that is deposited in an account with such Lender) any amount so due to the fullest extent permitted by law.

(c)        All computations of interest with respect to any Advances shall be made by the Designated Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees shall be made by the Designated Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Designated Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)        Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)        Unless the Designated Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Designated Agent may assume that the Borrower has made such payment in full to the Designated Agent on such date and the Designated Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Designated Agent, each Lender shall repay to the Designated Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Designated Agent at a rate for short-term borrowings of Sterling determined in a customary manner in good faith by the Designated Agent.

Section 2.12      Taxes.    (a)    Any and all payments by the Borrower or the Parent Guarantor to or for the account of any Lender or the Designated Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.11 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including back-up withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties with respect thereto (“Taxes”), unless otherwise required by applicable law. “Excluded Taxes” means in the case of each Lender and the Designated Agent (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed by the jurisdiction under the laws of which such Lender or the Designated Agent (as the case may be) is organized or has its principal office or applicable lending office or any political subdivision thereof or (B) that are Other Connection Taxes; (ii) in the case of a Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to law in effect on the date on which such Lender became a Lender hereunder (except to the extent such Taxes were not considered Excluded Taxes with respect to such Lender’s immediate assignor) or such Lender changes its lending office (except to the extent such Taxes were payable to such Lender immediately before it changed its lending office); (iii) Taxes attributable to the recipient’s failure to comply with Section 2.12(e); and (iv) any Tax imposed under FATCA. If the Borrower or Designated Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Designated Agent, (i) to the extent the Tax is not an Excluded Tax, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Designated Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Designated Agent, as applicable, shall make such deductions or withholdings and (iii) the Borrower or Designated Agent, as applicable shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any Taxes or other amounts imposed with respect to an assignment (“Other Taxes”).

(c)        The Borrower shall indemnify each Lender and the Designated Agent for and hold it harmless against the full amount of Taxes (other than Excluded Taxes) or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid by such Lender or the Designated Agent (as the case may be) as a result of payments hereunder and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Designated Agent (as the case may be) provides to the Borrower a certificate as to the amount of such payment or liability.

(d)        Within 30 days after the date of any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 2.12, the Borrower shall furnish to the Designated Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Designated Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Designated Agent, at such address, an opinion of counsel acceptable to the Designated Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)        (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under the Notes shall deliver to the Borrower and the Designated Agent, at the time or times reasonably requested by the Borrower or the Designated Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Designated Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Designated Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Designated Agent as will enable the Borrower or the Designated Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Designated Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Designated Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. Any Lender claiming the benefits of the exemption of the portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code shall provide each of the Designated Agent and the Borrower, in addition to the Forms W-8BEN or W-8BEN-E provided pursuant to the preceding sentence, a certificate, in form and substance reasonably satisfactory to the Borrower, to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10% shareholder” within the meaning of Sections 881(c)(3)(B) or 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c )(3)(C) of the Internal Revenue Code. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered an Excluded Tax unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered an Excluded Tax; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender assignee on such date.

(ii)        If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Designated Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Designated Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Designated Agent as may be necessary for the Borrower and the Designated Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)       Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code), on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Designated Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of the Designated Agent and the Borrower with two original Internal Revenue Service Forms W-9, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal backup withholding tax.

(iv)      Each Lender agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Designated Agent in writing of its legal inability to do so.

(f)        Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g)        Any Lender making a claim for compensation under this Section 2.12 may be required to assign all of its rights and obligations hereunder upon a request by the Borrower in accordance with Section 2.17.

(h)        In the event a Lender is entitled, on the effective date of an Assignment and Assumption, to the benefits of a payment pursuant to this Section 2.12, an assignee of such Lender shall be entitled to the same benefits of payment (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to such Lender had such Lender not entered into the related Assignment and Assumption with such assignee and then only to the extent the relevant amounts are incurred by such assignee.

(i)        If any Lender or Designated Agent (for purposes of this paragraph (j), an “indemnified party”) determines, in its sole discretion (such discretion to be exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(j)        Each Lender shall severally indemnify the Designated Agent, within 30 days after demand therefor, for (i) any Taxes attributable to any payment by the Borrower under any Loan Document to such Lender (but only to the extent that the Borrower has not already indemnified the Designated Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Designated Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.

Section 2.13      Sharing of Payments, Etc.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Designated Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)        if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)      the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.14      Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Designated Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender, or its registered assigns, in a principal amount up to the Commitment of such Lender.

(b)        The Register maintained by the Designated Agent pursuant to Section 9.07(c) shall include (i) the date and amount of each Borrowing made hereunder, the Class of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Designated Agent from the Borrower hereunder and each Lender’s share thereof.

(c)        Entries made in good faith by the Designated Agent in the Register pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Designated Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.15      Use of Proceeds.  The Borrower will use the proceeds of the Advances in compliance with Section 5.02(f).

Section 2.16      Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.03; and

(b)        the Commitments and Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby.

Section 2.17      Replacement of Lenders.  If any Lender requests compensation under Section 2.09, any Lender gives notice under Section 2.10, the Borrower is required to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.12, any Lender is a Defaulting Lender, or if, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Agreement or any other Loan Document as contemplated by Section 9.01, the consent of the Required Lenders is obtained but the consent of any other Lender whose consent is required is not obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Designated Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 2.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations and consent to such proposed amendment, change, waiver, discharge or termination (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)        the Borrower shall have paid to the Designated Agent the assignment fee (if any) specified in Section 9.07;

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)        in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)        such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01      Conditions Precedent to Effective Date.  The Effective Date shall occur on and as of the first date on which the following conditions precedent have been satisfied (with the Designated Agent acting reasonably in assessing whether the conditions precedent are satisfactory) (or waived in accordance with Section 9.01):

(a)        The Designated Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Designated Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)        All fees then due and payable by the Reporting Group to the Designated Agent, the Arrangers and the Lenders under the Loan Documents or pursuant to the Fee and Syndication Letter, any fee or similar letters relating to the Loan Documents shall be paid (or arrangements satisfactory to the to the Designated Agent and the Arrangers shall have been made with respect thereto).

(c)        The Designated Agent shall have received on or before the Effective Date, each dated on or about such date:

(i)        Certified copies of (A) the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of each Loan Party, certified as of a recent date by the Secretary of State (or comparable authority) of its jurisdiction of organization or formation including a certification that the same has not been amended since the date of such certification, (B) the bylaws, operating agreement or similar governing document of each Loan Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate and (C) the resolutions or similar authorizing documentation of the governing bodies of each Loan Party authorizing the Transactions and such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii)        A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of organization or formation of each Loan Party, but only where such concept is applicable;

(iii)        A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to execute and deliver this Agreement and the other documents to be delivered by it hereunder; and

(iv)        A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Designated Agent.

(d)        The Designated Agent shall have received a copy, certified by the Borrower, of a draft of the Press Release or Offer Press Announcement (as applicable, depending upon whether it is proposed to effect the Target Acquisition by way of a Scheme or Takeover Offer) in the form in which it is proposed to be issued, in each case, in form and substance reasonably satisfactory to the Arrangers; provided, that the draft provided to the Arrangers as of the date hereof and prior to the occurrence of the Effective Date is satisfactory.

(e)        The Designated Agent shall have received, at least 3 Business Days prior to the Effective Date, so long as requested no less than 10 Business Days prior to the Effective Date, all documentation and other written information requested by each Initial Lender required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Loan Parties.

The Designated Agent shall notify the Borrower and the Lenders of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived in accordance with Section 9.01), and such notice shall be conclusive and binding.

Section 3.02      Conditions Precedent to Closing Date.  Subject to Section 3.04, the obligation of each Lender to make an Advance is subject to the receipt or satisfaction (or waiver in accordance with Section 9.01), as applicable, of the following conditions:

(a)        The Effective Date shall have occurred.

(b)        If the Target Acquisition is effected by way of a Scheme, the Designated Agent shall have received:

(i)        a certificate of the Borrower signed by a Responsible Officer certifying:

(A)        the date on which the Scheme Circular was posted to the shareholders of the Target;

(B)        the date on which the Court has sanctioned the Scheme and that the Court Order has been duly delivered to the Registrar;

(C)        as to the satisfaction of each condition set forth in clauses (d) and (e) (to the extent relating to the Scheme) below; and

(D)        the copy of the document specified in paragraph (ii) below and delivered to the Designated Agent pursuant to paragraph (ii) below is correct and complete and has not been amended or superseded following the date of delivery and on or prior to the Closing Date; and

(ii)        a copy of the Scheme Circular which is consistent in all material respects with the terms and conditions in the Press Release and the Scheme Resolutions, in each case, except to the extent changes thereto are not prohibited by the Loan Documents.

(c)        If the Target Acquisition is effected by way of a Takeover Offer, the Designated Agent shall have received:

(i)        a certificate of the Borrower signed by a Responsible Officer certifying:

(A)        the date on which the Takeover Offer Document was posted to the shareholders of the Target;

(B)        as to the satisfaction of each condition set forth in clauses (d) and (e) (to the extent relating to the Takeover Offer) below;

(C)        the copy of the document specified in paragraph (ii) below and delivered to the Designated Agent pursuant to paragraph (ii) below is correct and complete and has not been amended or superseded following the date of delivery and on or prior to the Closing Date; and

(D)        that the Takeover Offer has been declared unconditional in all respects without any material amendment, modification or waiver of the conditions to the Takeover Offer or of the Acceptance Condition except to the extent not prohibited by the Loan Documents.

(ii)      a copy of the Takeover Offer Document which is consistent in all material respects with the terms and conditions in the Offer Press Announcement, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited under the Loan Documents.

(d)        On the date of the applicable Borrowing request and on the proposed date of such Borrowing (i) no Certain Funds Default shall be continuing or would result from the proposed Borrowing and (ii) all the Certain Funds Representations shall be true or, if a Certain Funds Representation does not already include a materiality concept, true in all material respects.

(e)        Where the Target Acquisition is to be implemented by way of a Scheme, the Target Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Scheme Documents (it being understood that substantially concurrently shall include the payment for Scheme Shares being made) or, where the Target Acquisition is to be implemented by way of a Takeover Offer, the Takeover Offer shall have become wholly unconditional in accordance with the terms of the Offer Document, in each case, without giving effect to (and there shall not have been) any modifications, amendments, consents, requests or waivers by the Parent Guarantor, the Borrower or any Acquisition Co (if any) except to the extent permitted pursuant to Section 5.01(k).

(f)        The Designated Agent shall have received the Closing Date Officer’s Certificate.

(g)        The Designated Agent shall have received a Borrowing Request in accordance with Section 2.02.

(h)        All fees then due and payable by the Reporting Group to the Designated Agent, the Arrangers and the Lenders under the Loan Documents or pursuant to the Fee and Syndication Letter shall be paid.

(i)        It shall not be illegal for any Lender to lend and there is no injunction, restraining order or equivalent prohibiting any Lender from lending its portion of the Advances or restricting the application of the proceeds thereof; provided, that such Lender has used commercially reasonable efforts to make the Advance through an Affiliate of such Lender not subject to such legal restriction; provided further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations hereunder.

The Designated Agent shall notify the Borrower and the Lenders of the Closing Date as soon as practicable upon its occurrence, and such notice shall be conclusive and binding.

Section 3.03      Conditions to Advances after the Closing Date.   The obligation of each Lender to make an Advance on any date after the Closing Date and during the Availability Period is subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions:

(a)        Each of the Effective Date and the Closing Date shall have occurred.

(b)        The Designated Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(c)        On the date of the applicable Borrowing request and on the proposed date of such Borrowing (i) no Certain Funds Default shall be continuing or would result from the proposed Borrowing and (ii) all the Certain Funds Representations shall be true or, if a Certain Funds Representation does not already include a materiality concept, true in all material respects.

(d)        All fees then due and payable by the Reporting Group to the Designated Agent, the Arrangers and the Lenders under the Loan Documents or pursuant to the Fee and Syndication Letter, any fee or similar letters relating to the Loan Documents shall be paid.

(e)        It is not illegal for any Lender to lend and there is no injunction, restraining order or equivalent prohibiting any Lender from lending its portion of the Advances or restricting the application of the proceeds thereof.

Section 3.04      Actions by Lenders During the Certain Funds Period.  During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii) that any condition set out in Sections 3.01, 3.02 or (after the Closing Date) 3.03 may subsequently be determined to not have been satisfied (other than Section 3.02(g)) or any representation given was incorrect in any material respect, none of the Lenders nor the Designated Agent shall, unless (x) a Certain Funds Default has occurred and is continuing or would result from a proposed borrowing, (y) a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect or (z) it is illegal for any such Lender to lend and/or there is an injunction, restraining order or equivalent prohibiting any such Lender from lending its portion of the Advances or restricting the application of the proceeds thereof, be entitled to:

(a)        cancel any of its Commitments (subject to any Commitment reductions made pursuant to Section 2.04);

(b)        rescind, terminate or cancel the Loan Documents or the Commitments (subject to any Commitment reductions made pursuant to Section 2.04) or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

(c)        refuse to participate in the making of an Advance for Certain Funds Purposes unless the conditions set forth in Section 3.01, 3.02 or (after the Closing Date) 3.03, as applicable, have not been satisfied;

(d)        exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or

(e)        cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit (A) the making of an Advance for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Designated Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01      Representations and Warranties of the Loan Parties.   Each Loan Party represents and warrants on the Effective Date and on the date of the making of each Advance (it being understood the conditions to the Effective Date are solely those set out in Section 3.01 and the conditions to each Advance are solely those set out in Sections 3.02 and 3.03, as applicable) as follows:

(a)        Such Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and is in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of (ii) and (iii), to the extent that such failure would not have a Material Adverse Effect.

(b)        The execution, delivery and performance by each Loan Party of this Agreement and the Borrowing of Advances are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any material applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c)        All authorizations or approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, or for the consummation of the Transactions or (ii) the exercise by the Designated Agent or any Lender of its rights under this Agreement have been duly obtained, taken, given or made and are in full force and effect, except (A) with respect to the Panel, as directed by the Panel pursuant to the requirements of the City Code and (B) as contemplated by the Scheme Documents or (as the case may be) the Takeover Offer Documents.

(d)        This Agreement has been duly executed and delivered by each Loan Party party hereto. This Agreement is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

(e)        The Consolidated statement of financial position of the Parent Guarantor as at June 30, 2016, and the related Consolidated statement of financial performance and statement of cash flow of the Parent Guarantor for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to the Designated Agent, fairly present the Consolidated financial condition of the Parent Guarantor as at such date and the Consolidated results of the operations of the Parent Guarantor for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Except as disclosed in any filings by the Borrower or the Parent Guarantor with the Securities and Exchange Commission prior to the date hereof, since June 30, 2016, there has been no Material Adverse Change.

(f)        Neither the Information Memorandum nor any information provided or communicated by any Loan Party in connection with the syndication of the Commitments (and, prior to the Closing Date, with respect to information regarding the Target or Target Group, to the Borrower’s knowledge) contained when made any untrue statement of a material fact or, when taken together with the public filings of the Parent Guarantor, omitted to state a material fact necessary to make the statements made therein not misleading when made; provided that, with respect to forecasts or projected financial information, if any, each applicable Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (iii) no assurance can be given by such Loan Party that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material. No representation or warranty of any Loan Party contained in any of the Loan Documents or in any other document, certificate or written statement furnished to the Designated Agent or any of the Lenders by any of the Loan Parties pursuant to or in connection with any of the Loan Documents has been incorrect in any material respect when made.

(g)        Except as described in any filings by the Borrower or the Parent Guarantor with the Securities and Exchange Commission prior to the Effective Date, there is no action, suit, investigation known to the Borrower, litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best knowledge of each Loan Party, threatened before any court, governmental agency or arbitrator that would be reasonably likely to be adversely determined and if so to have a Material Adverse Effect.

(h)        (i) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and (ii) no proceeds of any Advance will be used (x) to purchase or carry any Margin Stock or (y) to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in each case in violation of Regulation U.

(i)        Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of any Loan Party or of the Reporting Group on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(j)        No Loan Party is an “investment company,” or “controlled” by an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.

(k)        The Obligations of each Loan Party under this Agreement constitute unconditional general obligations of such Loan Party ranking at least pari passu with all other Senior Debt of such Loan Party, other than any Senior Debt secured by Permitted Liens.

(l)        The entry into and performance by the Parent Guarantor of its obligations under this Agreement is for its commercial benefit and is in its commercial interests.

(m)

(i)        The Parent Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Guarantor, its Subsidiaries and, to the knowledge of the Parent Guarantor, their respective officers, employees, directors and, solely to the extent acting in any capacity in connection with or benefiting from the credit facility established hereby, agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(ii)       None of (x) the Parent Guarantor or any Subsidiary, or (y) to the knowledge of the Parent Guarantor, any of their respective directors, officers, employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(iii)      The Loan Parties and the Acquisition Co (if any) will not (x) directly transfer to a Person or (y) directly authorize any receiving agent or other Person acting on its behalf to use, in each case, the proceeds of the Advances in a manner that would violate applicable Anti-Corruption Laws or applicable Sanctions.

(n)      The Borrower has delivered to the Designated Agent a complete and correct copy of the Scheme Documents (if and when issued) or, as the case may be, the Offer Documents (if and when issued), including all schedules and exhibits thereto. The release of the Offer Press Announcement and the posting of the Takeover Offer Documents if a Takeover Offer is pursued has been or will be, prior to their release or posting (as the case may be) duly authorized by the Borrower. Each of the material obligations of the Borrower under the Takeover Offer Documents is or will be, when entered into and delivered, the legal, valid and binding obligation of the Borrower, enforceable against such Persons in accordance with its terms in each case, except as may be limited by (i) bankruptcy, insolvency, examination or other similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.

(o)        The Press Release and the Scheme Circular (in each case if and when issued) when taken as a whole: (i) except for the information that relates to the Target or the Target Group, do not (or will not if and when issued) contain (to the best of its knowledge and belief (having taken all reasonable care to ensure that such is the case)) any statements which are not in accordance with the material facts, or where appropriate, do not omit anything likely to affect the import of such information and (ii) contain all the material terms of the Scheme.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01      Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will (or in the case of clause (k) below, cause any Acquisition Co):

(a)        Compliance with Laws, Etc.   (i)   Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)        Payment of Taxes, Etc.   Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or overdue, (i) all taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent that, in respect of clauses (i) and (ii), the failure to pay and discharge such taxes and claims would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax or lawful claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, but only so long as such contest could not subject any Lender to (A) any criminal penalty or liability or (B) any material civil penalty or liability for which such Lender is not indemnified under Section 9.04.

(c)        Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for the industries in which such Loan Party or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d)        Preservation of Corporate Existence, Etc.    Preserve and maintain its corporate existence, rights (per statute and its corporate Constitutive Documents) and franchises; provided, however, that each Loan Party may consummate any merger or consolidation permitted under Section 5.02(c); and provided further that no Loan Party shall be required to preserve any right or franchise if the board of directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to such Loan Party.

(e)        Visitation Rights.  During normal business hours (and so long as no Event of Default has occurred and is continuing, upon ten (10) days prior notice and only once a year), permit the Designated Agent or any of the Lenders or any agents or representatives thereof coordinated through the Designated Agent, to examine the records and books of account of, and visit during normal business hours the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and (so long as representatives of the Borrower are present) with their independent certified public accountants.

(f)        Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles and laws applicable to such Person in effect from time to time.

(g)        Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(h)        Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between or among Parent Guarantor and/or between or among the members of the Reporting Group or any Persons that become a member of the Reporting Group as a result of such transaction, (ii) Permitted Film Financings, (iii) any arrangements with officers, directors, representatives or other employees of Parent Guarantor and its Subsidiaries relating specifically to employment, (iv) loans to employees of any member of the Reporting Group, (v) the payment of dividends, (vi) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (vii) Investments in (x) an Affiliate in consideration for the issuance of ordinary shares or other equity capital (other than Redeemable Preferred Stock) and (y) in a joint venture that is an Affiliate of which the Parent Guarantor or any of its Subsidiaries is an equity holder in consideration for the issuance of a note or other loan instrument, (viii) the Transactions (and any agreement entered into in furtherance of the Transactions, including, without limitation, any cooperation agreement) and (ix) transactions with any of their Affiliates conducted in the ordinary course of business of such Loan Party or Subsidiary except to the extent that such transaction is in connection with (A) the creation, incurrence, assumption or existence of any Lien or Debt, (B) any merger or consolidation or (C) the prepayment, redemption, purchase, defeasement or other satisfaction of any Debt; provided, however, that, notwithstanding the foregoing, transactions entered into by any member of the Reporting Group with any Affiliate thereof (a “Subject Affiliate”), which transactions are entered into by other shareholders or partners of such Subject Affiliate that are not otherwise themselves Affiliates of such member and on the same terms and for the same consideration (taking into account their relative percentage ownership of such Subject Affiliate)

as such member of the Reporting Group shall be deemed to have been entered into on an arm’s-length basis

(i)         Reporting Requirements.  Furnish to the Designated Agent:

(i)        Default Notice.  As soon as possible and in any event within five days after a Responsible Officer becomes aware of a Default that is continuing on the date of such statement, a statement of the chief financial officer, executive vice president, finance or Group General Counsel of the Parent Guarantor setting forth details of such Default and the action that the Reporting Group has taken and proposes to take with respect thereto.

(ii)       Quarterly Financials.   As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, a Consolidated statement of financial position of the Parent Guarantor as of the end of such quarter and Consolidated statement of financial performance and statement of cash flow of the Parent Guarantor for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form, in the case of the statement of financial position, the figures for the preceding fiscal year end from the audited statement of financial position for such fiscal year and, in the case of the statement of financial performance and statement of cash flow, the corresponding figures for the corresponding fiscal period in the preceding fiscal year, all in reasonable detail consistent with the Parent Guarantor’s public filings and duly certified (subject to year-end audit adjustments) by the chief financial officer or executive vice president, finance, of the Parent Guarantor as having been prepared in accordance with generally accepted accounting principles, together with a Compliance Certificate.

(iii)      Annual Financials.  As soon as available and in any event within 90 days after the end of each fiscal year (i) a copy of the annual report for such year for the Parent Guarantor, including therein a Consolidated statement of financial position of the Parent Guarantor as of the end of such fiscal year and Consolidated statement of financial performance and statement of cash flow of the Parent Guarantor for such fiscal year, in each case accompanied by an unqualified (except to the extent any qualification stated therein relates solely to the effect of any change in generally accepted accounting principles applicable to the Parent Guarantor) opinion of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (ii) a Compliance Certificate.

(iv)      Litigation.   Promptly and in any event within 10 days after a Responsible Officer becomes aware of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) affecting any Loan Party or any of its Subsidiaries that could be reasonably likely to be adversely determined and if so to have a Material Adverse Effect or (ii) that challenge the transactions contemplated by this Agreement (including, without limitation, the rights of any Borrower to borrow hereunder, the use of the proceeds of any Borrowing hereunder or the performance by any Loan Party of its Obligations hereunder) or that base any claim against any Loan Party on such transactions.

(v)      Securities Reports.  Promptly and in any event within 15 days after the sending or filing thereof, copies of all material regular, periodic and special reports, and all registration statements, that any member of the Reporting Group files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(vi)      KYC Information.  From time to time upon reasonable request, documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Loan Parties.

(vii)     Other Information.   Such other information respecting the business, operations, financial condition, properties or prospects of each member of the Reporting Group as any Lender may, through the Designated Agent, from time to time reasonably request.

The Parent Guarantor shall be deemed to have delivered the financial statements and other information referred to in subclauses (ii), (iii) and (v) of this Section 5.01(i), when (A) such filings with the Securities and Exchange Commission, financials or other information have been posted on the Internet website of the SEC (http://www.sec.gov) or on the Parent Guarantor’s own internet website as previously identified to the Designated Agent and Lenders and (B) with respect to the financial statements referred to in subclauses (ii) and (iii) of this Section 5.01(i), the Parent Guarantor has notified the Designated Agent by electronic mail of such posting (it being understood that if the Parent Guarantor’s own internet website includes an option to subscribe to a free service alerting subscribers by electronic mail of new filings with the Securities and Exchange Commission, such notice shall be deemed to have been provided). If the Designated Agent or a Lender requests such filings, financial statements or other information to be delivered to it in hard copies, the Parent Guarantor shall furnish to the Designated Agent or such Lender, as applicable, such statements accordingly, provided that no such request shall affect that such filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence.

(j)        Subsidiary Guarantors.  (i)  Except in the case of a guarantee of Public Senior Debt of a Foreign Subsidiary by a Foreign Subsidiary, promptly cause to become a guarantor of the Guaranteed Obligations by execution of a guaranty in form and substance reasonably satisfactory to the Designated Agent (each, a “Subsidiary Guaranty”) any Subsidiary that is required to be a guarantor of any Public Senior Debt (a “Subsidiary Guarantor”). Upon the execution and delivery by a Subsidiary Guarantor of a Subsidiary Guaranty, such Subsidiary Guarantor shall be deemed to be a Loan Party hereunder, and each reference in this Agreement to a “Loan Party” shall also mean and be a reference to such Subsidiary Guarantor, for so long as such Subsidiary Guaranty is in effect.

(ii)      In the case of each Subsidiary Guarantor that enters into a Subsidiary Guaranty in accordance with clause (i) above, the Borrower shall ensure that (x) before the execution of any Subsidiary Guaranty, the Designated Agent receives the items referred to in Section 3.01(c) in respect of such Subsidiary Guarantor and its Subsidiary Guaranty, and a certificate of a Responsible Officer of the Borrower with respect to the representations and warranties in Section 4.01; and (y) all laws in connection with the execution, validity and enforceability of a Subsidiary Guaranty have been complied with.

(k)         The Scheme and Related Matters.

(i)        Issue a Press Release or, as the case may be, an Offer Press Announcement (in the form delivered to the Designated Agent pursuant to Section 3.01(d), subject to such amendments as are not Materially Adverse Amendments or have been approved by the Arrangers in writing acting reasonably (such approval not to be unreasonably withheld, delayed or conditioned)) within 2 Business Days of the Effective Date (such issued document, the “Original Press Release” or “Original Offer Press Announcement”, as applicable).

(ii)       Ensure that a Scheme Circular or (if the Target Acquisition is effected by way of a Takeover Offer) a Takeover Offer Document is issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Press Release or Offer Press Announcement, as applicable (or, if there are pre-conditions attached to the Scheme or the Takeover Offer, within 28 days (or such longer period as may be agreed with the Panel) after the satisfaction of such pre-conditions), unless, during that period, the Parent Guarantor, the Borrower or any Acquisition Co has elected to convert the Target Acquisition from a Scheme to a Takeover Offer, or vice versa (in which case the Scheme Circular or Takeover Offer Document, as applicable, shall be issued and dispatched as soon as is reasonably practicable and in any event within 28 days (or such longer period as may be agreed with the Panel) after the issuance of the Press Release or Offer Press Announcement, as applicable) (or, if there are pre-conditions attached to the Scheme or the Takeover Offer, within 28 days (or such longer period as may be agreed with the Panel) after the satisfaction of such pre-conditions).

(iii)      Comply in all material respects with the City Code (subject to any waivers or dispensations granted by the Panel) in relation to any Takeover Offer or Scheme.

(iv)      Except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned) and save to the extent that following the issue of a Press Release or an Offer Press Announcement the Parent Guarantor, the Borrower or any Acquisition Co elects to proceed with the Target Acquisition by way of Takeover Offer or Scheme respectively, ensure that (i) if the Target Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all material respects to the terms and conditions of the Scheme as contained in the Press Release to which it relates or (ii) if the Target Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all material respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject in the case of a Scheme to any variation required by the Court and in either such case to any variations which are not Materially Adverse Amendments.

(v)        Ensure that the Scheme Documents or, if the Target Acquisition is effected by way of a Takeover Offer, the Offer Documents contain all the material terms and conditions of the Scheme or Takeover Offer, as applicable and, in the case of a Takeover Offer, ensure that the conditions to the Takeover Offer include an Acceptance Condition set at a level at not less than the Minimum Acceptance Condition.

(vi)       Except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned), not amend, treat as satisfied or waive (i) any term or condition of the Scheme Documents or the Takeover Offer Documents (other than the Acceptance Condition), as applicable, other than any such amendment, treatment or waiver which is not a Materially Adverse Amendment, and except as required by the City Code or required by the Panel, other competent regulatory body or by a court of competent jurisdiction, or (ii) if the Target Acquisition is proceeding as a Takeover Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Condition.

(vii)      Not take any action, and procure that none of its Affiliates nor any person acting in concert with it (within the meaning of the City Code) takes any action, which would require the Parent Guarantor to make a mandatory offer for the Target Shares in accordance with Rule 9 of the City Code or which would require a change to be made to the terms of the Scheme or the Takeover Offer (as the case may be) pursuant to Rule 6 or Rule 11 of the City Code which change, if made voluntarily, would be a Materially Adverse Amendment.

(viii)     Provide the Designated Agent with copies of each Offer Document and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information.

(ix)       Promptly deliver to the Designated Agent the receiving agent certificate issued under Rule 10 of the City Code (where the Target Acquisition is being pursued pursuant to a Takeover Offer), any written agreement between the Parent Guarantor, the Borrower or any Acquisition Co and the Target to the extent material to the interests of the Lenders (as reasonably determined by the Parent Guarantor) in relation to the consummation of the Target Acquisition (in each case, upon such documents or agreements being entered into by the Parent Guarantor, the Borrower or any Acquisition Co), and all other material announcements and documents published by the Parent Guarantor, the Borrower or any Acquisition Co or delivered by the Parent Guarantor, the Borrower or any Acquisition Co to the Panel pursuant to the Takeover Offer or Scheme (other than the cash confirmation) and all legally binding agreements entered into by the Parent Guarantor, the Borrower or any Acquisition Co in connection with a Takeover Offer or Scheme, in each case to the extent the Parent Guarantor, acting reasonably, anticipates they will be material to the interests of the Lenders in connection with the Transactions, except to the extent it is prohibited by legal (including contractual) or regulatory obligations from doing so.

(x)         In the event that a Scheme is switched to a Takeover Offer or vice versa (which the Parent Guarantor, the Borrower or any Acquisition Co shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), (i) within the applicable time periods provided in the definition of “Mandatory Cancellation Event”, procure that the Offer Press Announcement or Press Release, as the case may be, is issued, and (ii) except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that (A) where the Target Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include an Acceptance Condition which is not capable of being satisfied at a level less than the Minimum Acceptance Condition and (B) the conditions to be satisfied in connection with the Target Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Target Acquisition would be effected) (to the extent applicable for the legal form of a Takeover Offer or Scheme, as the case may be), in each case other than (i) in the case of clause (B), any changes which are not Materially Adverse Amendments or are required to reflect the change in legal form to a Takeover Offer or Scheme or (ii) changes that could have been made to the Scheme or a Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Target Acquisition may be effected, including without limitation, Section 3.02(e). After having launched a Takeover Offer, the Parent Guarantor, the Borrower or any Acquisition Co shall also be entitled to effect the Target Acquisition by way of an alternative takeover offer (an “Alternative Offer”), which may replace or run alongside the original Takeover Offer (the “Original Offer”). The Parent Guarantor, the Borrower or any Acquisition Co shall ensure that (A) the terms and conditions of any Alternative Offer shall include the Acceptance Condition and (B) the conditions to be satisfied in connection with any Alternative Offer are otherwise consistent with those applicable to the Original Offer, in each case other than changes that could have been made to the Original Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Target Acquisition may be effected, including without limitation, Section 3.02(e). Where an Alternative Offer is in effect, the provisions of this Agreement which apply to a Takeover Offer shall also apply to an Alternative Offer.

(xi)       In the case of a Takeover Offer, (i) not declare the Takeover Offer unconditional as to acceptances until the Minimum Acceptance Condition has been satisfied and (ii) promptly upon the Parent Guarantor, the Borrower or any Acquisition Co acquiring Target Shares which represent not less than 90% in nominal value of the Target Shares to which the Takeover Offer relates, ensure that notices under Section 979 of the Companies Act 2006 in respect of Target Shares that the Parent Guarantor, the Borrower or any Acquisition Co has not yet agreed to directly or indirectly acquire are issued.

(xii)      Subject always to the Companies Act 2006 and any applicable listing rules, in the case of a Scheme, within 25 Business Days of the Scheme Effective Date, and in relation to a Takeover Offer, within 60 days after the later of (i) the Closing Date and (ii) the date upon which the Parent Guarantor, the Borrower or any Acquisition Co owns and/or has agreed to own or acquire and has received valid acceptances (which have not been withdrawn or cancelled) of Target Shares (excluding any shares held in treasury) in respect of, which, when aggregated with all other Target Shares owned by the Parent Guarantor, the Borrower or any Acquisition Co, represent not less than 75% of all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to procure that the Target Shares are removed from the Official List and that trading in the Target Shares on the Main Market of the London Stock Exchange is cancelled and as soon as reasonably practicable thereafter, procure that the Target is re-registered as a private limited company.

(xiii)     In the case of a Scheme, upon the occurrence of the Scheme Effective Date the Parent Guarantor shall beneficially own (directly or indirectly) 100% of the Target Shares.

(xiv)     Not make any public announcement or public statement (other than in the relevant Scheme Documents and/or Takeover Offer Documents) concerning this Agreement or the Lenders in connection with the financing of the Target Acquisition without the prior consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) unless required to do so by the City Code, the Panel, other competent regulatory body or by a court of competent jurisdiction.

Section 5.02      Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

(a)        Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)        Liens existing on the date hereof (“Existing Liens”), and Liens replacing, extending or renewing any such Existing Liens upon or in the same property theretofore subject to such Existing Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured by such Existing Lien;

(ii)       Permitted Liens;

(iii)      Liens securing Debt and other Obligations that are not otherwise permitted to be secured pursuant to this Section 5.02(a) and Attributable Debt, provided that the value of the aggregate assets of the Reporting Group encumbered by all such Liens shall not exceed 10% of the Consolidated Tangible Assets of the Reporting Group;

(iv)      Liens on the assets of Film Special Purpose Vehicles securing Debt incurred for the purpose of effecting Permitted Film Financings;

(v)       Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content;

(vi)       Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business;

(vii)      Liens on property purchased after the date of this Agreement provided that (A) any such Lien (x) is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Debt incurred to refinance any Debt previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Debt secured by any Lien described in clause (A)(x) above does not exceed 100% of such cost and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item;

(viii)    in the case of a Person becoming a member of the Reporting Group after the date of this Agreement, any Lien with respect to the assets of such Person at the time it became a member of the Reporting Group, provided that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Reporting Group;

(ix)       Liens on accounts receivable in connection with any financing that would not cause the Reporting Group to be in violation of Section 5.03

(x)        Liens created by Loan Parties in favor of other Loan Parties or Liens created by members of the Reporting Group that are not Loan Parties in favor of other members of the Reporting Group;

(xi)       Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xii)      Liens attaching to deposits in connection with any letter of intent, purchase agreement or similar agreement in connection with acquisitions;

(xiii)     any interest or title of a lessor or lessee under any lease (other than capital leases) entered in the ordinary course of business and covering only the asset so leased, to the extent that the same would constitute a Lien; and

(xiv)     any extensions, renewals or replacements of any of the Liens referred to in the foregoing clauses (iv), (vii) and (viii); provided that such extensions, renewals or replacements are limited to all or part of the property securing the original Lien or any replacement of such property.

(b)        Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) the Borrower and the Parent Guarantor may merge or consolidate with or into any other Person so long as (A) the Borrower or the Parent Guarantor, as applicable, shall be the surviving corporation or (B) the entity into which the Borrower or the Parent Guarantor, as applicable is merged or consolidated, immediately prior to such merger or consolidation has no material assets or liabilities and immediately after such merger of consolidation shall (x) directly or indirectly own substantially all of the assets of the Borrower or the Parent Guarantor, as applicable immediately preceding such merger or consolidation and (y) duly assume all of the Borrower’s or the Parent Guarantor’s, as applicable, obligations hereunder in form and substance satisfactory to the Designated Agent and (ii) any Subsidiary may be merged or consolidated with or into any other Subsidiary or with the Borrower or the Parent Guarantor or any other Person in connection with the consummation of an acquisition or disposition permitted under this Agreement; provided, however, that, in each case, no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)        Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted or required by (i) the generally accepted accounting principles applicable in the jurisdiction in which such Person is organized on the date of this Agreement or (ii) as required by law.

(d)        Change in Nature of Business.  Change, or permit any of its Subsidiaries to change, in any material respect the nature of the business of the Reporting Group taken as a whole as carried on at the date hereof (except for engaging in any business that is incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or extension thereof or ancillary thereto).

(e)        Subsidiary Debt.     Permit any of its Subsidiaries (other than the Borrower) to create or suffer to exist, any Debt other than:

(i)        Debt existing on the Effective Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”), and any Debt extending the maturity of, or refunding, renewing or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding, renewal or refinancing (other than by an amount equal to the premium thereon plus other reasonable amounts paid, and fees and expenses incurred in connection with such extension, refunding, renewal or refinancing), and the direct and contingent obligors therefor shall not be increased, as a result of or in connection with such extension, refunding, renewal or refinancing;

(ii)       Debt of any Person that becomes a Subsidiary after the date hereof, and extensions, refundings, renewals and refinancings of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon plus other reasonable amounts paid, fees and expenses incurred in connection with such extension, refunding, renewal or refinancing); provided that such Debt exists at the time such Person becomes a Subsidiary of such Loan Party and is not created in contemplation of or in connection with such Person becoming a Subsidiary of such Loan Party;

(iii)      Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iv) through (ix);

(iv)      Debt in an aggregate outstanding principal amount at any time not exceeding US$2,000,000,000 (or, if the Existing Credit Agreement remains in effect on the Closing Date, (x) if the corresponding amount in the Existing Credit Agreement has not been amended on or prior to the Closing Date, US$1,250,000,000 and (y) if the corresponding amount in the Existing Credit Agreement has been increased on or prior to the Closing Date, such increased amount, but not to exceed US$2,000,000,000);

(v)       other Debt (whether secured or unsecured) to the extent the aggregate principal amount of such Debt together with Debt secured by Liens permitted under Section 5.02(a)(iii) does not exceed an amount equal to the greater of (x) US$1,250,000,000 (or, if the Existing Credit Agreement remains in effect on the Closing Date, (x) if the corresponding amount in the Existing Credit Agreement has not been amended on or prior to the Closing Date, US$1,000,000,000 and (y) if the corresponding amount in the Existing Credit Agreement has been increased on or prior to the Closing Date, such increased amount, but not to exceed 1,250,000,000) and (y) 10% of Consolidated Tangible Assets of the Reporting Group;

(vi)        Debt of any Subsidiary to the Parent Guarantor, the Borrower or any other Subsidiary; and

(vii)      endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Notwithstanding anything contrary set forth above, if any Indebtedness is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 5.02(e).

(f)         Use of Proceeds.

(i)        Request any Borrowing or use, or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (A) in violation of any Anti-Corruption Laws applicable to the Parent Guarantor and its Subsidiaries, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to the Parent Guarantor and its Subsidiaries.

(ii)      The proceeds of each of the Advances (A) will be used solely, directly or indirectly, for the Certain Funds Purposes provided that if any portion of an Advance would result in a payment being made to a holder of Target Shares in violation of any Anti-Corruption Laws or applicable Sanctions, such portion shall be paid to the receiving agent to be held in accordance with its standard procedures pending authorisation (if any) to make such payment to the relevant holder of Target Shares by the relevant authority or removal of such holder from being subject to applicable Sanctions and (B) shall be applied within 15 days of the making of each such Advance; provided that any Advance borrowed after such time as the Parent Guarantor, the Borrower or any Acquisition Co has acquired Target Shares which represent at least 90% in nominal value of the Target Shares to which a Takeover Offer relates that is intended to be used as described in clause (b)(ii) of the definition of “Certain Funds Purposes” shall be applied as soon as is reasonably practicable and (if longer than 15 days after the making of such Advance) shall be held in escrow on terms reasonably satisfactory to the Designated Agent pending such application.

Section 5.03      Financial Covenant.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Parent Guarantor will maintain a ratio (the “Operating Income Leverage Ratio”) determined on the last day of each fiscal quarter of the Parent Guarantor for the Rolling Period then ended of (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Parent Guarantor described in clauses (a), (c) and (e) of the definition of Debt, plus (B) Excess Guaranty Debt plus (C) preference shares that constitute debt under GAAP to (ii) Consolidated Adjusted Operating Income of the Parent Guarantor for such Rolling Period of not more than 5.0 to 1.0 (or, if the Existing Credit Agreement remains in effect on the Closing Date, (x) if the corresponding ratio in the Existing Credit Agreement has not been amended on or prior to the Closing Date, 4.5 to 1.0 and (y) if the corresponding ratio in the Existing Credit Agreement has been increased on or prior to the Closing Date, such increased amount, but not to exceed 5.0 to 1.0); provided, that if the Existing Credit Agreement includes one or more reductions in such ratio, this Section 5.03 shall automatically include each such reduction.

For purposes of calculating the aggregate principal amount of Consolidated Debt of the Parent Guarantor on any such date, (A) there shall be excluded from such calculation any amount in respect of Investment Preferred Stock, Permitted Film Financings and Negative Pickup Arrangements and Capitalized Lease Obligations incurred in connection with the leasing of satellite transponders and (B) the currency exchange rate used for such calculation shall be the rate used in the annual or quarterly statement of financial position for such date; provided, however, that, if the Parent Guarantor determines that an average exchange rate is a more accurate reflection of the value of such currency over such Rolling Period, the currency exchange rate used may be, at the option of the Parent Guarantor, the currency exchange rate used for the income statements of the Parent Guarantor for such fiscal quarter.

Notwithstanding anything to the contrary in this Agreement, until the Target has become a Subsidiary of the Borrower, any Debt incurred by the Borrower the proceeds of which are to be used to finance the Target Acquisition shall be disregarded for purposes of determining compliance with this Section 5.03 to the extent that, and so long as, such Debt is either held in escrow on customary terms or are held by the Borrower in an account at the Designated Agent or a Lender as unrestricted cash or Cash Equivalents; provided, that if (i) the Existing Credit Agreement remains in effect on the Closing Date and (ii) the Section 5.03 of the Existing Credit Agreement is not amended on or prior to the Closing Date to match this this Section 5.03 (other than this proviso), this Section 5.03 shall on the Closing Date be automatically amended without the further action by any party hereto to match Section 5.03 of the Existing Credit Agreement (as may be amended, refinanced or replaced) as in effect on the Closing Date.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)        any Loan Party shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any amount of interest on any Advance or any other payment under this Agreement within five (5) days after the same becomes due and payable; or

(b)        any representation or warranty made by any Loan Party (or any of its officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)        any member of the Reporting Group shall fail to perform or observe any term, covenant or agreement contained in Section 5.01 (d), (h) or (i)(i), Section 5.02 or Section 5.03; or

(d)        any member of the Reporting Group shall fail to perform any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Parent Guarantor by the Designated Agent or any Lender; or

(e)        any member or members of the Reporting Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a Dollar Equivalent principal amount equal to or greater than US$400,000,000 (or, if the Existing Credit Agreement remains in effect on the Closing Date, (x) if the corresponding amount in the Existing Credit Agreement has not been amended on or prior to the Closing Date, US$250,000,000 and (y) if the corresponding amount in the Existing Credit Agreement has been increased on or prior to the Closing Date, such increased amount, but not to exceed US$400,000,000) (but excluding Debt outstanding under this Agreement) of such member or members, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; it being understood and agreed that notwithstanding the foregoing, the delivery of a notice of prepayment by one or more lenders under the existing Debt of the Target or the Target Group as a result of the occurrence of the Transactions will not result in an Event of Default under this clause (e), provided that this clause (e) will apply to the extent there is a failure to make any such prepayment when the same becomes due and payable; or

(f)        (i) any Loan Party or any Acquisition Co (if any) shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party or any Acquisition Co (if any) seeking (otherwise than for the purpose of a solvent amalgamation or reconstruction) to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Loan Party or any Acquisition Co (if any) shall take any corporate action to authorize or any shareholder resolution shall be taken to effect any of the actions set forth above in this subsection (f); or (iv) any event analogous to or having a substantially similar effect to any of the events specified in this subsection (f), other than any solvent reorganization, shall occur under the laws of any applicable jurisdiction with respect to any Loan Party or any Acquisition Co (if any); or

(g)        any judgments or orders shall be rendered against any member or members of the Reporting Group for the payment of money in a Dollar Equivalent amount in excess of US$400,000,000 (or, if the Existing Credit Agreement remains in effect on the Closing Date, (x) if the corresponding amount in the Existing Credit Agreement has not been amended on or prior to the Closing Date, US$250,000,000 and (y) if the corresponding amount in the Existing Credit Agreement has been increased on or prior to the Closing Date, such increased amount, but not to exceed US$400,000,000) in the aggregate and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and a financially sound and reputable insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)       this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party in any material respect, or any such Loan Party shall so state in writing; or

(i)        a Change of Control shall occur; or

(j)        any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would be reasonably likely to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the termination of a Multiemployer Plan;

then, subject to Section 3.04 and in any such event, the Designated Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-Up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group only will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i)       it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)      the circumstances giving rise to it have not knowingly been procured by or approved by the Parent Guarantor or the Borrower; and

(iii)     it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE VII

GUARANTY

Section 7.01      Guaranty.  The Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Designated Agent or any Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the Parent Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Designated Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

Section 7.02      Guaranty Absolute.     The Parent Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Designated Agent or any Lender with respect thereto. The Obligations of the Parent Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Parent Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Parent Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Parent Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)        any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)        any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)        any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of the Borrower under the Loan Documents or any other assets of the Borrower or any of its Subsidiaries;

(e)        any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f)        any failure of the Designated Agent or any Lender to disclose to the Parent Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Designated Agent or such Lender (the Parent Guarantor waiving any duty on the part of the Designated Agent and the Lenders to disclose such information);

(g)        the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)        any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Designated Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Parent Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 7.03      Waivers and Acknowledgments. (a) The Parent Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Designated Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)        The Parent Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)        The Parent Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Designated Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent Guarantor or other rights of the Parent Guarantor to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Parent Guarantor hereunder.

(d)        The Parent Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Designated Agent or any Lender to disclose to the Parent Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by the Designated Agent or such Lender.

(e)        The Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04      Subrogation. The Parent Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Parent Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Designated Agent or any Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and the Commitments shall have expired or been terminated. If any amount shall be paid to the Parent Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the final Termination Date, such amount shall be received and held in trust for the benefit of the Designated Agent and the Lenders, shall be segregated from other property and funds of the Parent Guarantor and shall forthwith be paid or delivered to the Designated Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Parent Guarantor shall make payment to the Designated Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the final Termination Date shall have occurred, the Designated Agent and the Lenders will, at the Parent Guarantor’s request and expense, execute and deliver to the Parent Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Parent Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Parent Guarantor pursuant to this Guaranty.

Section 7.05      Subordination. The Parent Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Parent Guarantor by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a)        Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Parent Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), however, unless the Required Lenders otherwise agree, the Parent Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)        Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Borrower, the Parent Guarantor agrees that the Designated Agent and the Lender shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any

Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before the Parent Guarantor receives payment of any Subordinated Obligations.

(c)        Turn-Over.   After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Parent Guarantor shall, if the Designated Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Designated Agent and the Lenders and deliver such payments to the Designated Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Parent Guarantor under the other provisions of this Guaranty.

(d)        Designated Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Designated Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Parent Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require the Parent Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Designated Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 7.06      Continuing Guaranty; Assignments.     This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the final Termination Date, (b) be binding upon the Parent Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Designated Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Parent Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE VIII

THE DESIGNATED AGENT

Each of the Lenders hereby irrevocably appoints the Designated Agent as its agent and authorizes the Designated Agent to take such actions on its behalf and to exercise such powers as are delegated to the Designated Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Designated Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Designated Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Designated Agent hereunder.

The Designated Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Designated Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Designated Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Designated Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01), and (c) except as expressly set forth herein, the Designated Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Designated Agent or any of its Affiliates in any capacity. The Designated Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.01) or in the absence of its own gross negligence or willful misconduct. The Designated Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Designated Agent by the Borrower or a Lender, and the Designated Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Designated Agent.

The Designated Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Designated Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Designated Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Designated Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Designated Agent. The Designated Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Designated Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Designated Agent.

The Designated Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Designated Agent gives notice of its resignation, then the retiring Designated Agent may, on behalf of the Lenders, appoint a successor Designated Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. With effect from the date of the Designated Agent’s resignation (1) the retiring Designated Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Designated Agent, all payments, communications and determinations provided to be made by, to or through the Designated Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Designated Agent as provided for above. Upon the acceptance of its appointment as Designated Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Designated Agent. The fees payable by the Borrower to a successor Designated Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Designated Agent. After the Designated Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Designated Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Designated Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Designated Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender shall, independently and without reliance upon the Designated Agent, any Arranger or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Each Lender hereby acknowledges that none of the Agents (other than the Designated Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.01      Amendments, Etc.    No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed (a) by all the Lenders, waive any of the conditions specified in Section 3.01; and (b) by each Lender directly and adversely affected thereby do any of the following: (i) increase or extend the Termination Date for the Commitments of such Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder (it being understood that only the consent of the Required Lenders shall be necessary to amend the definition of Default Interest or to waive any obligation of the Borrower to pay Default Interest or interests or fees at the Default Rate), (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (iv) release the Parent Guarantor from its obligations under Section 7.01, (v) amend or modify the provisions of this Section 9.01 or the definition of the term “Required Lenders”, “Required Tranche 1 Lenders” and/or “Required Tranche 2 Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or (vi) change in any way the allocation of any reduction in Commitments and/or prepayments of Advances between (x) the Tranche 1 Commitments and the Tranche 2 Commitments or (y) the Tranche 1 Advances or Tranche 2 Advances, as applicable, in each case, without the consent of both the Required Tranche 1 Lenders and the Required Tranche 2 Lenders; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Designated Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Designated Agent under this Agreement or any Note. Notwithstanding the foregoing, the Designated Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Designated Agent and the Borrower.

Notwithstanding the foregoing, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee and Syndication Letter, then this Agreement may be amended (to the extent not adverse to the interests of the Lenders) by the Designated Agent and the Borrower without the need to obtain the consent of any Lender. In furtherance of the foregoing, each of the Borrower and the Designated Agent agree that it will enter into any amendment to this Agreement requested by any Arranger in compliance with the terms of the Fee and Syndication Letter within five Business Days of any such request.

Section 9.02      Notices, Etc.  (a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to the Borrower or any other Loan Party, to it at the address of the Borrower at 1211 Avenue of the Americas, New York, New York 10036, Attention of Group General Counsel (Facsimile No. 212 852 7732; Telephone No. 212 852 7161);

(ii)            if to the Designated Agent, to it at the address of the Designated Agent at 25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom, Attention Loans and Agency Group (Facsimile No :+44 (0)207 964 2530); and

(iii)           if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Designated Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Designated Agent that it is incapable of receiving notices under such Article by electronic communication. The Designated Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Designated Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)        Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Platform.

(i)        Each Loan Party agrees that the Designated Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)        The Platform is provided “as is” and “as available.” The Designated Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Designated Agent Party in connection with the Communications or the Platform. In no event shall the Designated Agent or any of its Related Parties (collectively, the “Designated Agent Parties”) have any liability to the Borrower or any other Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Designated Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Designated Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.03      No Waiver; Remedies.    No failure on the part of any Lender or the Designated Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04      Costs and Expenses.   (a)   The Borrower agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Designated Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Designated Agent and the Arrangers with respect thereto and with respect to advising the Designated Agent and the Arrangers as to their rights and responsibilities under this Agreement. The Borrower further agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Designated Agent and the Lenders, if any (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Designated Agent and the Lenders in connection with the enforcement of rights under this Section 9.04(a), and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Designated Agent and the Lenders taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the Designated Agent or applicable Lenders (based upon the advice of counsel to the Designated Agent or such Lenders), as the case may be, one additional counsel for the affected parties taken as a whole.

(b)        The Borrower agrees to indemnify and hold harmless the Designated Agent, the Arrangers and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Indemnified Parties taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the affected Indemnified Party (based upon the advice of counsel to such Indemnified Party), one additional counsel for the affected parties taken as a whole) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, the Fee and Syndication Letter, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees, (y) a material breach by such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees of its obligations under the Loan Documents or (z) a claim, litigation, investigation or proceeding by one Indemnified Party against another Indemnified Party and not resulting from an act or omission of the Borrower, any other Loan Party or any of their Affiliates (other than any such claim, litigation, investigation or proceeding brought against an Agent solely in its capacity as such or in fulfillment of its role as such). Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this subsection (b) above, such Indemnified Party shall, if a claim in respect thereof is to be made against Borrower under this subsection (b), promptly give notice to Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give notice provided in this subsection (b) shall not (i) relieve Borrower of its Obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and Borrower incurs an increased Obligation to such Indemnified Party under this subsection (b) on account of such failure, and (ii) in any event relieve Borrower from any liability with respect to such Indemnified Party which Borrower may have otherwise on account of this Agreement. The Borrower shall not be liable for any settlement of any action or claim effected without the Borrower’s consent (which consent shall not be unreasonably withheld), and the Borrower shall not settle or compromise any action or claim affecting any Indemnified Party without such Indemnified Party’s prior written consent (which shall not be unreasonably withheld) if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Designated Agent, any Arranger, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)        Upon any payment of any indemnified amount by Borrower to any Indemnified Party, Borrower shall be subrogated to all rights of such Indemnified Party to seek reimbursement from any other Person in connection with such indemnified amount.

(d)        If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.07(c), 2.08 or 2.10, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Designated Agent), pay to the Designated Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(e)        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.12 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.05      Right of Set-off.  Subject to Section 3.04, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Designated Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, and to make any such currency exchange as may be necessary to effect such application, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Parent Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

Section 9.06      Binding Effect.    This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and,

thereafter, shall be binding upon and inure to the benefit of the Borrower, the Parent Guarantor, the Designated Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by any Loan Party shall be null and void).

Section 9.07      Assignments and Participations.  (a)  Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Designated Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.    Any Lender may, and shall as provided in Section 2.17, at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B)        in any case not described in Section 9.07(b)(i)(A), the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Designated Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than £10,000,000, unless each of the Designated Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii)         Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(iii)        Required Consents.    No consent shall be required for any assignment except to the extent required by Section 9.07(b)(i) and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that, during the Certain Funds Period, the Borrower may withhold such consent in its sole discretion unless a Certain Funds Default is continuing) shall be required unless (x) an Event of Default under Section 6.01(a) or (f) (or during the Certain Funds Period, a Certain Funds Default) has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender or after the

Certain Funds Period, an Affiliate of a Lender or (z) such assignment is permitted to be made pursuant to the syndication provisions of the Fee and Syndication Letter, it being understood that any such assignment by an Initial Lender shall be subject to any restrictions set forth in the Fee and Syndication Letter; provided that the Borrower shall be deemed to have consented to any such assignment after the Certain Funds Period unless it shall object thereto by written notice to the Designated Agent within 10 Business Days after having received notice thereof; and

(B)        the consent of the Designated Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender.

(iv)       Assignment and Assumption.    The parties to each assignment shall execute and deliver to the Designated Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided that the Designated Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Designated Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)        No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)      Certain Additional Payments.    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Designated Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Designated Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Designated Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Designated Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)        Register.  The Designated Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Designated Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Designated Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Designated Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.15 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, to the extent that such amendment, waiver or consent otherwise requires such Lender’s affirmative consent pursuant to the provisions of Section 9.01 and then only to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 9.04(d) and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12 (it being understood that the documentation required under Section 2.12 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.09, 2.12 and 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.09 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is necessary for the Borrower and the Designated Agent to comply with their obligations under FATCA or other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Designated Agent (in its capacity as Designated Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Loan Parties to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.08        Confidentiality.    Neither the Designated Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Designated Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Designated Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, partners, counsel, auditors, representatives, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms at least as restrictive as provided herein), (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to execution of a confidentiality and front running letter substantially in the form of Exhibit D (with only such changes thereto as may be approved by the Designated Agent and the Borrower), to any assignee or participant or prospective assignee or participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Designated Agent or such Lender, or (B) is or becomes available to the Designated

Agent or such Lender on a non-confidential basis from a source other than the Loan Parties; provided that such source is not known to the Designated Agent or Lender, as applicable, to be subject to any confidentiality obligation to any Loan Party, (viii) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Loan Parties and their Subsidiaries received by it from the Designated Agent or any such Lender), (ix) to the CUSIP Service Bureau or any similar organization and (x) with the consent of any Loan Party; provided, that, prior to any disclosure pursuant to (ii) or (iii) above, the disclosing party agrees that it will notify the non-disclosing party as soon as practical in the event of any such request for a disclosure (other than at the request of a banking regulatory authority), unless such notification shall be prohibited by applicable law or legal process. The Designated Agent and the Lenders agree that monetary damages would not be a sufficient remedy for breach of this Section 9.08, and that in addition to all other remedies available at law or in equity, the Loan Parties shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.

Each of the Designated Agent and the Lenders acknowledges that (a) the Borrower Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable laws, including United States federal and state securities laws, (d) that some or all of the Borrower Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including, the Takeover Code, any securities law relating to insider dealing and market abuse, and accordingly, each of the Designated Agent and the Lenders shall not use any information for any unlawful purpose and (e) that it is aware of the terms and requirements of Practice Statement No. 25 (Debt Syndication During Offer Periods) issued by the Panel.

Section 9.09      Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11      Jurisdiction, Etc.    (a)    Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each Loan Party hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Borrower at its address set forth in Section 9.02 and each other Loan Party hereby irrevocably appoints the Borrower its authorized agent to accept such service of process, and agrees that the failure of the Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each

Loan Party hereby further irrevocably consents, subject to applicable law, to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.12      Judgment.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)        The obligation of the Borrower and each Loan Party in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Designated Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Designated Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Designated Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Designated Agent (as the case may be) in the applicable Primary Currency, the Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Designated Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Designated Agent (as the case may be) in the applicable Primary Currency, such Lender or the Designated Agent (as the case may be) agrees to remit to the Borrower or such other Loan Party such excess.

Section 9.13      Patriot Act.  Each Lender hereby notifies the Borrower and the Parent Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 9.14      Release of Subsidiary Guarantors.  So long as no Event of Default has occurred and is continuing, a Subsidiary Guarantor shall be released from its Obligations under its Subsidiary Guaranty and such Subsidiary Guaranty shall be terminated automatically, without any further action on the part of the Lenders, immediately prior to the release of such Subsidiary Guarantor as a guarantor of all Public Senior Debt of which such Subsidiary Guarantor is, or required to be, a guarantor, provided that, if at any time and for any reason such Subsidiary Guarantor is deemed to be or otherwise becomes reinstated as a guarantor under any Public Senior Debt, such Subsidiary shall automatically be reinstated as a Subsidiary Guarantor under its Subsidiary Guaranty without any further action on the part of such Subsidiary Guarantor or the Lenders.

Section 9.15      Indemnification by Lenders.    (a)    Each Lender severally agrees to indemnify the Designated Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), from and against such Lender’s pro rata share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Designated Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Designated Agent under this Agreement (collectively, the “Indemnified Costs”), provided that (i) no Lender shall be liable for any portion of the Indemnified Costs resulting from the Designated Agent’s gross negligence or willful misconduct and (ii) provided that the Indemnified Costs were incurred by or asserted against the Designated Agent in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse the Designated Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Designated Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Designated Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.15 applies whether any such investigation, litigation or proceeding is brought by the Designated Agent, any Lender or a third party.

(b)        The failure of any Lender to reimburse the Designated Agent promptly upon demand for its pro rata share of any amount required to be paid by the Lenders to the Designated Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Designated Agent for its pro rata share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Designated Agent for such other Lender’s pro rata share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.15 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.16      No Fiduciary Duties.

(a)        Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Agents, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.

(b)        Each Loan Party and each Lender acknowledges that each of Goldman, Sachs & Co., Deutsche Bank AG London Branch and J.P. Morgan Securities LLC has been retained by the Borrower (or one of its affiliates) as buy-side financial advisor (in such capacity, each a “Financial Advisor”) in connection with the Transactions. Each Loan Party and each Lender agrees to such retention, and further agrees not to assert any claim such Person might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Financial Advisor and, on the other hand, such Financial Advisor’s or such Financial Advisor’s respective Affiliates’ relationships (if any) with such and our affiliates’ respective relationships with such Loan Party and such Lender as described and referred to herein. Each Loan Party and each Lender acknowledges (i) the retention of each such Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Loan Party or such Lender on the part of the Arrangers, any Financial Advisor or their respective affiliates.

Section 9.17      Waiver of Jury Trial.   Each of the Borrower, the Parent Guarantor, the Designated Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Designated Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.18      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

21ST CENTURY FOX AMERICA, INC.,
as Borrower

By:	/s/ Janet Nova
	Title:	EVP and Deputy General Counsel

TWENTY-FIRST CENTURY FOX, INC.,
as Parent Guarantor

By:	/s/ Janet Nova
	Title:	EVP and Deputy Group General Counsel

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA,
as a Co-Administrative Agent and an Initial Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC,
as an Initial Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

Signature Page to Credit Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as a Co-Administrative Agent and an Initial Lender

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

Signature Page to Credit Agreement

J.P. MORGAN EUROPE LIMITED,
as Designated Agent and a Co-Administrative Agent

By:	/s/ Belinda Lucas
	Title:	Authorized Signatory

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as an Initial Lender

By:	/s/ Andres Korin
	Name:	Andres Korin
	Title:	Vice President

Signature Page to Credit Agreement

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Tranche 1 Commitment	Tranche 2 Commitment
Goldman Sachs Bank USA	£1,079,724,409.45	£1,125,000,000.00
Goldman Sachs Lending Partners LLC	£1,486,942,257.21	£375,000,000.00
Deutsche Bank AG Cayman Islands Branch	£2,566,666,666.67	£1,500,000,000.00
JPMorgan Chase Bank, N.A., London Branch	£2,566,666,666.67	£1,500,000,000.00
TOTAL:	£7,700,000,000.00	£4,500,000,000.00

SCHEDULE II

PRICING GRID

Pricing Level	Public Debt Ratings S&P / Moody’s / Fitch	Applicable Margin for Advances				Applicable Percentage for Commitments
		Starting on the Closing Date through 89 days after Closing Date	90 days after Closing Date through 179 days after Closing Date	180 days after Closing Date through 269 days after Closing Date	270 days after Closing Date and thereafter

1	A / A2 / A or above	87.5 bps	112.5 bps	137.5 bps	162.5 bps	8.0 bps

2	A- / A3 / A-	100 bps	125.0 bps	150.0 bps	175.0 bps	9.0 bps

3	BBB+ / Baa1 / BBB+	112.5 bps	137.5 bps	162.5 bps	187.5 bps	10.0 bps

4	BBB / Baa2 / BBB	125.0 bps	150.0 bps	175.0 bps	200.0 bps	12.5 bps

5	Lower than Level 4	150.0 bps	175.0 bps	200.0 bps	225.0 bps	17.5 bps

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency; provided that any such rating by Fitch shall not be considered in the determination of the Public Debt Rating until the date that is six months after the Borrower has provided irrevocable notice to the Designated Agent to include Fitch ratings in the determination of the Public Debt Rating. For purposes of the foregoing, (a) if only one of S&P, Moody’s and, after the inclusion of Fitch in the determination of the Public Debt Rating, Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if, prior to inclusion of Fitch ratings in the determination of the Public Debt Rating, the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels, (d) if, after inclusion of Fitch ratings in the determination of the Public Debt Rating, the ratings established by S&P, Moody’s and Fitch shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the ratings of two of the agencies unless each agency’s ratings is at a separate level, in which case the applicable level will be deemed to be the middle level; (e) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

Final Version

EXHIBIT A - FORM

OF NOTE

[FORM OF]

NOTE

£	Dated: , 20

FOR VALUE RECEIVED, the undersigned, 21ST CENTURY FOX AMERICA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                          (the “Lender”) for the account of its Eurocurrency Lending Office on the Termination Date applicable to such Lender (each as defined in the Credit Agreement referred to below) the principal sum of £[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Bridge Credit Agreement dated as of December 15, 2016 among the Borrower, Twenty-First Century Fox, Inc., the Lender and certain other lenders parties thereto, Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch and J.P. Morgan Europe Limited as co-administrative agents, and J.P. Morgan Europe Limited as designated agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Sterling to J.P. Morgan Europe Limited, as Designated Agent, in same day funds at the designated office of the Designated Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

21ST CENTURY FOX AMERICA, INC.

By
Name:
Title:

[Signature Page to Note]

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF

BORROWING

J.P. Morgan Europe Limited, as Designated Agent

  for the Lenders parties

  to the Credit Agreement

  referred to below

  25 Bank Street, Canary Wharf

  London

  E14 5JP

  United Kingdom

[Date]

Attention: Loans and Agency Group

Ladies and Gentlemen:

The undersigned, 21st Century Fox America, Inc., refers to the Bridge Credit Agreement, dated as of December 15, 2016 (as it may be amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, Twenty-First Century Fox, Inc., certain Lenders party thereto, Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch and J.P. Morgan Europe Limited as co-administrative agents, and J.P. Morgan Europe Limited as designated agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)        The Business Day of the Proposed Borrowing is                             , 20    .

(ii)       The Class of the Proposed Borrowing is                             .

(iii)      The aggregate amount of the Proposed Borrowing is £                            .

(iv)      The initial Interest Period for each Advance made as part of the Proposed Borrowing is          month[s].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)      no Certain Funds Default is continuing or would result from the Proposed Borrowing; and

(B)      all the Certain Funds Representations are true or, if a Certain Funds Representation does not already include a materiality concept, true in all material respects.

[Signature Page Follows]

Very truly yours,

21ST CENTURY FOX AMERICA, INC.

By
Name:
Title:

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Applicable Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Applicable Date inserted by the Designated Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	21st Century Fox America, Inc.

4.	Designated Agent:	J.P. Morgan Europe Limited, as the Designated Agent under the Credit Agreement

5.	Credit Agreement:

The Bridge Credit Agreement dated as of December 15, 2016 among 21st Century Fox America, Inc., as borrower, Twenty-First Century Fox, Inc., as parent guarantor, the Lenders party thereto, Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch and J.P. Morgan Europe Limited as co-administrative agents, and J.P. Morgan Europe Limited as designated agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Advances for all Lenders[8]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[9]	CUSIP Number
			£	£	%
			£	£	%
			£	£	%

[7.	Trade Date:	][10]

[Page break]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of commitment under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Tranche 1 Commitment” or “Tranche 2 Commitment”).

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Applicable Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Applicable Date:                                , 20       [TO BE INSERTED BY DESIGNATED AGENT AND WHICH SHALL BE THE APPLICABLE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][13] Accepted:

J.P. MORGAN EUROPE LIMITED, as
Designated Agent

By:
Title:

[Consented to:][14]

21ST CENTURY FOX AMERICA, INC.

By:
Title:

13 To be added only if the consent of the Designated Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1        Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Applicable Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(i) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Designated Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Designated Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments.  From and after the Applicable Date, the Designated Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Applicable Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Designated Agent for periods prior to the Applicable Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Designated Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Applicable Date to [the][the relevant] Assignee.

3.        General Provisions.   This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D – FORM OF

CLOSING DATE OFFICER’S CERTIFICATE

[FORM OF] CLOSING DATE OFFICER’S CERTIFICATE

[        ], 2016

Reference is made to that certain Bridge Credit Agreement, dated as of December 15, 2016 (as it may be amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the 21st Century Fox America, Inc., a Delaware corporation (the “Borrower”), Twenty-First Century Fox, Inc., a Delaware corporation (the “Parent Guarantor”), certain Lenders party thereto, Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch and J.P. Morgan Europe Limited as co-administrative agents, and J.P. Morgan Europe Limited as designated agent for said Lenders.

[        ], the [        ] of the Borrower15, hereby certifies, solely in [his][her] capacity as an officer of the Borrower and not individually, that [he][she] is the duly authorized [        ] of the Borrower and is authorized to deliver this Closing Date Officer’s Certificate and further certifies that:

1.        There have been no changes since the Effective Date with respect to the matters previously certified pursuant to Section 3.01(c)(i), (ii) and (iii) of the Credit Agreement.16

2.        No Certain Funds Default is continuing or would result from the proposed Borrowing and all the Certain Funds Representations are true or, if a Certain Funds Representation does not already include a materiality concept, true in all material respects.

[3].     [(x) The Scheme Circular was posted to the shareholders of the Target on [●], (y) the Court sanctioned the Scheme on [●] and the Court Order has been duly delivered to the Registrar and (z) each copy of the documents specified in Section 3.02(b)(ii) and delivered to the Designated Agent pursuant to Section 3.02(b)(ii) is correct and complete and has not been amended or superseded following the date of delivery and on or prior to the Closing Date.]17

[4.]     [The Target Acquisition has been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Scheme Documents (it being understood that substantially concurrently shall include the payment for Scheme Shares being made), without giving effect to (and there shall not have been) any modifications, amendments, consents, requests or waivers by the Parent Guarantor, the Borrower or any Acquisition Co (if any) except to the extent permitted pursuant to Section 5.01(k) of the Credit Agreement.]18

15 To be a Responsible Officer of the Borrower.

16 To the extent this is not true as of the Closing Date, updates to such certifications shall be provided.

17 To be included in the case of a Scheme.

18 To be included in the case of a Scheme.

[3.]      [(x) The Takeover Offer Document was posted to the shareholders of the Target on [●], (y) each copy of the documents specified in Section 3.02(c)(ii) and delivered to the Designated Agent pursuant to Section 3.02(c)(ii) is correct and complete and has not been amended or superseded following the date of delivery and on or prior to the Closing Date and (z) the Takeover Offer has been declared unconditional in all respects without any material amendment, modification or waiver of the conditions to the Takeover Offer or of the Acceptance Condition except to the extent not prohibited by the Loan Documents.] 19

[4.]      [The Takeover Offer has become wholly unconditional in accordance with the terms of the Offer Document, without giving effect to (and there shall not have been) any modifications, amendments, consents, requests or waivers by the Parent Guarantor, the Borrower or any Acquisition Co (if any) except to the extent permitted pursuant to Section 5.01(k) of the Credit Agreement.]20

[Signature Page Follows]

19 To be included in the case of a Takeover Offer.

20 To be included in the case of a Takeover Offer.

IN WITNESS WHEREOF, the Borrower has caused this Officer’s Certificate to be duly executed and delivered as of the date and at the place first written above.

21ST CENTURY FOX AMERICA, INC.

By:
Name:
Title:

EXHIBIT E – FORM OF

CONFIDENTIALITY AND FRONT RUNNING LETTER

FORM OF CONFIDENTIALITY AND FRONT RUNNING LETTER

GOLDMAN SACHS BANK	DEUTSCHE BANK	JPMORGAN CHASE BANK,
USA	SECURITIES INC.	N.A.
200 West Street	60 Wall Street	383 Madison Avenue
New York, New York 10282	New York, New York 10005	New York, New York 10179

To: J.P. Morgan Europe Limited, as Designated Agent

[Insert name and address of Potential Lender]

Re: The Facility

Borrower: 21st Century Fox America, Inc. (the “Borrower”) Date: 15 December 2016 Amount: £12,200,000,000 Designated Agent: J.P. Morgan Europe Limited

Ladies and Gentlemen:

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information and to prevent front-running of the Facility, by your signature of a copy of this letter you agree as follows:

(A)	CONFIDENTIALITY

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

1.1.	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (A)2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2.

to keep confidential and not disclose to anyone except as provided for by paragraph (A)2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility; and

1.3.	to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph (A)1.2 above as you shall consider appropriate:

2.1.

to members of the Participant Group and their officers, directors, employees, professional advisers and auditors provided that any person to whom the Confidential Information is to be given pursuant to this paragraph (A)2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2.

to any person to whom information is required to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

2.3.	with the prior written consent of us and the Borrower.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1.

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (A)2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2.	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not participate in the Facility and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (A)2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in Part A of this letter (other than those set out in paragraph A(10) below which shall remain in place until the end of the Relevant Period) shall cease on the earlier of (a) the date on which you become a party to the Bridge Loan Agreement or (b) the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC.

You acknowledge and agree that:

6.1.

neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2.

we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT; NO WAIVER; AMENDMENTS, ETC.

7.1.

This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2.

No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3.	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	INFORMATION BARRIERS

You acknowledge and agree that:

10.1.	you have established information barriers between the persons or entities within the Participant Group which are responsible for:

(a)	making decisions in relation to your or their participation in the Facility; and

(b)	trading, or making investment decisions in relation to, equity investments,

and that those information barriers comply with the minimum standards for effective information barriers identified in Practice Statement No. 25 published by the Takeover Panel Executive on 17 June 2009 and amended on 19 September 2011 (the “Information Barriers”); and

10.2.

you will maintain the Information Barriers, and ensure that the Confidential Information may not be accessed by any persons or entities within the Participant Group who hold or may acquire shares in the Target or who are or may be otherwise interested in shares carrying voting rights in the Target, until the end of the Relevant Period.

(B)	NO FRONT-RUNNING

You acknowledge and agree that:

(a)	you will not, and you will procure that no other member of the Participant Group will engage in any Front Running;

(b)	if you or any other member of the Participant Group engages in any Front Running we may suffer loss or damage and your position in future financings with us and the Borrower may be prejudiced;

(c)	if you or any other member of the Participant Group engages in any Front Running we retain the right not to allocate to you a participation under the Facility;

(d)	you confirm that neither you nor any other member of the Participant Group has engaged in any Front Running.

When you sign the Bridge Loan Agreement and/or any Assignment and Assumption under the Bridge Loan Agreement (in the case of any Assignment and Assumption, only if signed within three months after the Free to Trade Time), you will, if we so request, confirm to us in writing that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter.

Any arrangement, upfront, closing or similar fees which may be payable to you in connection with the Facility are only payable on condition that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter. This condition is in addition to any other conditions agreed between us in relation to your entitlement to any such fees.

(C)	MISCELLANEOUS

1.	THIRD PARTY RIGHTS

1.1.

Subject to this paragraph (C)1 and to paragraphs (A)6 and (A)9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

1.2.

The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs (A)6 and (A)9 subject to and in accordance with this paragraph (C)1 and the provisions of the Third Parties Act.

1.3.	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

2.	GOVERNING LAW AND JURISDICTION

2.1.

This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

2.2.

The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

3.	DEFINITIONS

In this Letter (including the acknowledgment set out below):

“Acquired Business” means the Target, together with its subsidiaries.

“Arrangers” means each of Goldman Sachs Bank USA, Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A. in their respective capacities as joint lead arrangers with respect to the Facility.

“Assignment and Assumption” shall have the meaning assigned to such term in the Bridge Loan Agreement.

“Bridge Loan Agreement” means the Bridge Loan Agreement, dated as of 15 December 2016 (as amended, restated, amended and restated modified or otherwise supplemented from time to time), among, inter alios, the Borrower, the lenders from time to time party thereto and J.P. Morgan Europe Limited, as designated agent, entered into or to be entered into in relation to the Facility.

“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.

“Confidential Information” means all information relating to the Borrower, the Group, the Acquired Business, the Loan Documents and/or the Facility which is provided to you in relation to the Loan Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)

is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group or the Acquired Business and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facility” means the senior unsecured bridge term loan facility under the Bridge Loan Agreement.

“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Free to Trade Time” means the time we notify the parties participating as lenders of record in Syndication of their final allocations in the Facility and that Syndication has terminated.

“Front Running” means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in Syndication:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)

entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)	made to or entered into by you with another member of the Participant Group (in the case of the undertaking made by you in this letter); or

(ii)

an act of a member of the Participant Group (in the case of the undertaking made by you in this letter) who in each case is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facility.

“Group” means Twenty-First Century Fox, Inc. and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Interests in shares” shall have the same meaning as “interests in securities” under the Takeover Code.

“Loan Documents” means the documents defined in the Bridge Loan Agreement as “Loan Documents”.

“Panel” means the Panel on Takeovers and Mergers in the United Kingdom.

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act) and where such term is used in Part B of this letter and the definition of “Front Running” each of your or their directors, officers and employees (including any sales and trading teams).

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

“Relevant Period” means the period from the date of this letter until the Closing Date (as such term is defined in the Bridge Loan Agreement) or such later date on which the current offer period (as defined in the Takeover Code) in respect of Target ends.

“Syndication” means the primary syndication of the Facility.

“Takeover Code” means the City Code on Takeovers and Mergers in the United Kingdom issued by the Panel from time to time.

“Target” means Sky plc, incorporated in England and Wales with registered number 02247735.

[Signature pages follow]

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully,

J.P. MORGAN EUROPE LIMITED,
as Designated Agent

By:
Name:
Title:

We acknowledge and agree to the above:

[POTENTIAL LENDER]

By:
Name:
Title: